UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CLEAR SECURE, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Caryn Seidman Becker

Chairman and

Chief Executive Officer

Notice of Annual Meeting and

Proxy Statement

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders, which will be conducted via live audio webcast on Wednesday, June 10, 2026 at 8:00 a.m. Eastern Time. You can attend the annual meeting via the internet by visiting www.virtualshareholdermeeting.com/YOU2026. There is no in-person meeting to attend.

Information on how to vote, attend and ask questions during the annual meeting is described in the enclosed materials. Your vote is important to us.

Sincerely yours,

Caryn Seidman Becker
Chairman and
Chief Executive Officer

April [ ], 2026

CLEAR SECURE, INC.

85 10th Avenue, 9th Floor

New York, NY 10011

PROXY STATEMENT

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders of Clear Secure, Inc. (the “Annual Meeting”) will be held on Wednesday, June 10, 2026, at 8:00 a.m. Eastern Time, virtually via a live audio webcast. Please visit www.virtualshareholdermeeting.com/YOU2026 and enter your 16-digit control number included in your Notice Regarding the Availability of Proxy Materials, on the instructions accompanying your proxy materials, or on your proxy card. You or your proxy holder will be able to participate (including in the Q&A session), vote, and examine our rules of the meeting at the Annual Meeting. Entry into the meeting will begin at 7:45 a.m. Eastern Time and the meeting will begin promptly at 8:00 a.m. Eastern Time. If you encounter difficulties accessing the meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/YOU2026. Please see p. 5 for more information on how to vote your shares or to attend the Annual Meeting virtually. In the event of a technical malfunction or situation that makes it advisable to adjourn the Annual Meeting, the chair will convene the meeting at 8:00 a.m. Eastern Time on June 10, 2026 at 85 10th Avenue, New York, NY 10011 solely for the purpose of adjourning the meeting to reconvene at a date, time and location announced by the meeting chair. If this happens, more information will be provided at https://ir.clearme.com/.

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	Election of directors.

2.	Ratification of the appointment of our independent registered public accounting firm.

3.	An advisory vote on the compensation of our named executive officers.

4.	Approval of amendments to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove certain supermajority vote requirements.

5.	Approval of an amendment to our Certificate of Incorporation to clarify the officer exculpation provision.

6.	Conduct such other business as may be properly brought before the meeting.

Only stockholders of record on April 15, 2026 may vote during this meeting.

Your vote is important to us. Even if you plan on participating in the Annual Meeting virtually, we recommend that you vote as soon as possible by telephone, Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April [ ], 2026.

By order of the Board of Directors,

Emma Barnett Bauman
Senior Vice President & Secretary

New York, New York

April [ ], 2026

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PROXY STATEMENT SUMMARY

This summary highlights selected information in the proxy statement. Please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”) before voting.

Voting Items and Board Recommendations

PROPOSAL		VOTE REQUIREMENT	EFFECT OF ABSTENTIONS AND BROKER NON-VOTES	BOARD RECOMMENDATION	PAGE REF.
Proposal 1	Election of directors	Plurality of votes cast by stockholders entitled to vote	Abstentions and broker non-votes will have no effect	FOR	21

Proposal 2	Ratification of the appointment of our independent registered public accounting firm	Majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon	Abstentions will have the effect of a negative vote. We do not expect any broker non-votes on this proposal.	FOR	27

Proposal 3	An advisory vote on the compensation of our named executive officers (the “Say-on-Pay Vote”)	Majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon	Abstentions will have the effect of a negative vote and broker non-votes will have no effect	FOR	60

Proposal 4	Approval of Certificate of Incorporation amendments to remove certain supermajority vote requirements	Majority of all of our outstanding shares entitled to vote thereon	Abstentions and broker non-votes will have the same effect as a negative vote	FOR	61

Proposal 5	Approval of a Certificate of Incorporation amendment to clarify the officer exculpation provision	Majority of all of our outstanding shares entitled to vote thereon	Abstentions and broker non-votes will have the same effect as a negative vote	FOR	64

Company Overview

Clear Secure, Inc. is a secure identity company making experiences safer and easier—both digitally and physically. We make everyday experiences frictionless by connecting your identity to all the things that make you, YOU—transforming the way you live, work, and travel. CLEAR has been delivering secure, frictionless experiences in airports for over 15 years, achieving exceptional user delight and trust with CLEAR+, our consumer travel subscription service. CLEAR+ enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints nationwide. Additionally, our CLEAR Travel portfolio includes TSA PreCheck® Enrollment Provided by CLEAR, premium services such as CLEAR Concierge, other travel benefits such as expedited passport services, our free CLEAR app which helps travelers plan their trip Home to Gate, and other mobile-first identity solutions such as CLEAR ID. Our CLEAR Travel portfolio extends CLEAR’s value proposition beyond the airport lane and supports our strategy to expand use cases, increase engagement and address new customer segments such as international travelers. CLEAR1 is our business to business (“B2B”) multi-layered identity verification solution. We combine biometric, document and device signals with verified data sources to ensure users are who they claim to be. Our B2B partners can select which verification layers to deploy, based on their specific security requirements, risk tolerance and user experience goals. We partner with a breadth of organizations, with a particular focus on Healthcare, Workforce and Governmental organizations where high fidelity identity security is paramount to their operational success. Our scaled Member base and comprehensive secure identity platform underpin our CLEAR Travel and CLEAR1 businesses, maximizing security and minimizing friction for consumers and our enterprise partners. In this proxy statement, “CLEAR,” “Company,” “our,” “us,” and “we,” refer to Clear Secure, Inc. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

Corporate Governance and Board Practices

Our Board of Directors (the “Board”) has adopted Corporate Governance Guidelines and other practices to promote the function of the Board and its committees to serve the best interests of all stockholders. Several of our practices are highlighted below.

•	Annual review and election of directors, with all directors elected to one-year terms

•	Significant majority (more than 75%, assuming all director nominees are elected) of independent directors on the Board

•	Independent Board committees, with each of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee comprised of 100% independent directors

•	Lead independent director with robust and defined duties

•

Board composition to include a broad range of skills, experience, industry knowledge, diversity of opinion and contacts relevant to the Company’s business, which serves the interests of all stockholders

•	Providing limitations on excessive simultaneous services of our directors on other boards

•

Robust stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors

•

Board and committee self-assessments conducted at least annually to assess the mix of skills and experience that directors bring to the Board and each committee and to facilitate an effective oversight function

•	Robust director nomination criteria to ensure a diversity of viewpoints, background and expertise in the boardroom

•

The Company’s dual-class voting structure will sunset on July 2, 2026, the fifth anniversary of the Company’s initial public offering, resulting in the automatic conversion of each share of Class B Common Stock and Class D Common Stock, which have twenty votes per share, into shares of, respectively, Class A Common Stock and Class C Common Stock, which have one vote per share (the “Conversion”)

•	Prohibitions on the hedging or pledging of Company securities

•	Regular executive sessions of independent directors

•	Regular review of governing documents for alignment with good governance standards and market practices, resulting in two proposed amendments to our Certificate of Incorporation at this Annual Meeting

Sustainability and Community

Since 2010 we have been expanding our network, investing in our technology platform, strengthening our operations and developing our people to consistently deliver increased value to members and partners, resulting in the growth and trust of the CLEAR brand. Trust is the foundation of our business success and is fundamental to realizing our mission of making experiences both safer and easier by enabling frictionless everyday experiences. Our Board is committed to building trust through strong corporate governance, effective oversight, and strategic engagement. Together, these ensure accountability and position CLEAR for sustained success.

We embed responsible business practices into everything we do, making them a core part of our culture. Our Board provides insight, feedback, and oversight across a broad range of these efforts as part of its broader oversight role. The Board has delegated oversight of governance of corporate social responsibility and environmental efforts to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee discusses guidelines and policies, and provides guidance to the Board and management, with respect to the Company’s practices and programs that relate to corporate social responsibility and environmental efforts. For more information on these initiatives, please visit our Investor Relations website at https://ir.clearme.com/.

Director Nominees

The Board has nominated nine director candidates. Of the nine nominees, seven are independent director nominees.

All director nominees have been nominated for a one-year term to expire at the 2027 annual meeting of the Company’s stockholders and once their successors have been elected and qualified.

Our director nominees collectively have significant experience in business leadership, finance and accounting, law, management, investment, operational and strategic planning, and unmatched institutional knowledge of the Company.

Our Board believes that the Company and its stockholders benefit from the combination of the diverse perspectives, institutional knowledge, and the collective deep business and investment experience of the director nominees.

Detailed information about each nominee’s background, skills and qualifications can be found under “Proposal 1 — Election of Directors.”

Director Nominees
Caryn Seidman Becker	Tomago Collins	Marne Levine

Michael Z. Barkin	Shawn Henry	Peter Scher

Jeffery H. Boyd	Kathryn A. Hollister	Adam J. Wiener

Compensation Philosophy

Founded in the belief that CLEAR is a meritocracy, our compensation philosophy is to have a compensation program that directly ties to achieving the Company’s mission and delivering value to our members, employees and stakeholders.

Our compensation philosophy is supported by our pay strategy, which is based on the following principles:

•	Performance-Driven Rewards: Compensation reflects individual and company achievements, demonstrated leadership capability, and alignment with company values

•	Long-Term Value Creation: Equity incentives and executive stock ownership requirements ensure a focus on sustained growth and foster an ownership mentality

•	Competitive & Balanced Structure: A mix of fixed and performance-based compensation attracts and retains top talent while supporting a pay-for-performance culture

GENERAL INFORMATION

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Clear Secure, Inc. for use at our 2026 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/YOU2026 on Wednesday, June 10, 2026, at 8:00 a.m. Eastern Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April [ ], 2026. The 2025 Form 10-K is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

Internet Availability of Proxy Materials

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.

Purpose of the Annual Meeting

You are receiving this Proxy Statement because the Board is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described herein. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.

Record Date; Quorum

Only holders of record of our Class A common stock, $0.00001 par value per share (“Class A Common Stock”), Class B common stock, $0.00001 par value per share (“Class B Common Stock”), Class C common stock, $0.00001 par value per share (“Class C Common Stock”) and Class D common stock, $0.00001 par value per share (“Class D Common Stock,” and, collectively with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Common Stock”) at the close of business on April 15, 2026 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had [    ] shares of Class A Common Stock, [    ] shares of Class B Common Stock, [    ] shares of Class C Common Stock and [    ] shares of Class D Common Stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters, at 85 10th Avenue, 9th Floor, New York, New York 10011. If you are interested in viewing the list, please send an email to IR@clearme.com at least two business days in advance to schedule your visit.

The holders of a majority of the voting power of the shares of our Common Stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of Class A Common Stock or Class C Common Stock represents one vote, and each share of Class B Common Stock or Class D Common Stock represents twenty votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Each director will be elected by a plurality of the votes cast by stockholders entitled to vote thereon. Ratification of the appointment of our independent registered public accounting firm (Proposal 2) for the fiscal year ending December 31, 2026 and the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3), each require the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon, and approval of amendments to our Certificate of Incorporation to remove certain supermajority vote requirements (Proposal 4)

and approval of an amendment to our Certificate of Incorporation to clarify the officer exculpation provision (Proposal 5), each require the affirmative vote of a majority of all of our outstanding shares entitled to vote thereon.

Abstentions; Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is typically entitled to vote shares held for a beneficial owner without instructions from the beneficial owner of those shares only on routine matters, such as the ratification of the appointment of our independent registered public accounting firm. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the Say-on-Pay Vote. Broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions occur when shares present at the Annual Meeting are marked “Abstain.” Under Delaware law, abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present.

Voting Instructions; Voting Of Proxies

VOTE BY INTERNET AT THE ANNUAL MEETING	VOTE BY TELEPHONE OR INTERNET	VOTE BY MAIL

You may vote via the virtual meeting website—any stockholder of record on the Record Date can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ YOU2026, where stockholders may vote and submit questions during the meeting. The meeting starts at 8:00 a.m. Eastern Time. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

You may vote by telephone or through the Internet—in order to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials or proxy card.

You may vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign, and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed, and dated proxy card must be received prior to the Annual Meeting.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on June 9, 2026. Submitting your proxy, whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the signed proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each Notice of Internet Availability of Proxy Materials or proxy card and vote each proxy card by telephone, through the Internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.

Householding

Stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one copy of this Notice of Annual Meeting and Proxy Statement and our 2025 Form 10-K unless we are notified that one or more of these stockholders wishes to receive individual copies. This “householding” procedure will reduce our printing costs and postage fees as well as the environmental impact of the Annual Meeting.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Householding Department, by calling their toll-free number, 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You may also contact Broadridge at the address above if you currently do not participate in householding but wish to receive a single copy of these documents in the future.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Revocability Of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending virtually and voting during the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies, including preparation, assembly, printing, and mailing of this Proxy Statement and the accompanying materials, and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees, and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days after the conclusion of the Annual Meeting.

Participating in the Annual Meeting

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/YOU2026, and enter your first and last name, the 16-digit Control Number included on your proxy card or on the instructions that accompanied your proxy materials, and your email address. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions properly submitted during the meeting and that relate to the matters to be voted on at the Annual Meeting. If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/YOU2026, under “Ask A Question,” type your name, address, number of shares held as of the Record Date and question into the “Question” field, and click “Submit.” Our Annual Meeting, including the Q&A session, will follow “Rules of Conduct,” which will be available on our Annual Meeting web portal during the Annual Meeting. The Rules of Conduct will also be available in advance of the Annual Meeting at https://ir.clearme.com/. If your question is properly submitted during the relevant portion of the meeting agenda pursuant to the “Rules of Conduct,” we will respond to your question during the live webcast, subject to time constraints and SEC rules. To provide access to all stockholders, each stockholder will be limited to one question per agenda item, and if multiple questions are submitted on the same subject, we will consolidate them for a single response to avoid repetition. We reserve the right to exclude questions that are irrelevant to the proposals that are the subject of the Annual Meeting or that are otherwise inappropriate (as determined by the Corporate Secretary of the Annual Meeting). Only validated stockholders or proxy holders will be able to ask questions in the designated field on the web portal. These rules and any additional rules will be set forth in our Rules of Conduct available at https://ir.clearme.com/.

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In the event of a technical malfunction or situation that makes it advisable to adjourn the Annual Meeting, the chair will convene the meeting at 8:00 a.m. Eastern Time on June 10, 2026 at 85 10th Avenue, 9th Floor, New York, NY 10011 solely for the purpose of adjourning the meeting to reconvene at a date, time and location announced by the meeting chair. If this happens, more information will be provided at https://ir.clearme.com/. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, please contact the support line noted on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is currently composed of nine members. Assuming all director nominees are elected at the Annual Meeting, seven of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). Three of our director nominees are female, and one director nominee is African American/Black. Each director is elected to a one-year term and will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Vacancies and newly created directorships on the Board may be filled at any time by the remaining directors.

Director Independence

Our Class A Common Stock is listed on the NYSE. As a “controlled company” we are not subject to the corporate governance rules of the NYSE requiring: (i) a majority of independent directors on the Board, (ii) an independent nominating and corporate governance committee, and (iii) an independent compensation committee. We have, however, elected to comply with these independence requirements. Under the NYSE rules, a director will only qualify as an “independent director” if the board affirmatively determines that such director has no material relationship with Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director nominee and considered whether each nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Mr. Jeffery H. Boyd, Mr. Tomago Collins, Mr. Shawn Henry, Ms. Kathryn A. Hollister, Ms. Marne Levine, Mr. Peter Scher and Mr. Adam J. Wiener are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making these determinations, our Board reviewed and discussed information provided by the director nominees and us with regard to each nominee’s business and personal activities and current and prior relationships as they may relate to us and our management.

Governance Guidelines and Practices

Our Board has adopted Corporate Governance Guidelines and other practices to promote the function of the Board and its committees to serve the best interests of all stockholders. The Corporate Governance Guidelines and our other governance documents provide a framework for our governance practices, including:

•	Annual review and election of directors, with all directors elected to one-year terms

•	Significant majority (more than 75%, assuming all director nominees are elected) of independent directors on the Board

•	Independent Board committees, with each of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee comprised of 100% independent directors

•	Lead independent director with robust and defined duties

•

Board composition to include a broad range of skills, experience, industry knowledge, diversity of opinion and contacts relevant to the Company’s business, which serves the interests of all stockholders

•	Providing limitations on excessive simultaneous services of our directors on other boards

•

Robust stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors

•

Board and committee self-assessments conducted at least annually to assess the mix of skills and experience that directors bring to the Board and each committee and to facilitate an effective oversight function

•	Robust director nomination criteria to ensure a diversity of viewpoints, background and expertise in the boardroom

•	The Company’s dual-class voting structure will sunset on July 2, 2026, the fifth anniversary of the Company’s initial public offering

•	Prohibitions on the hedging or pledging of Company securities

•	Regular executive sessions of independent directors

•	Regular review of governing documents for alignment with good governance standards and market practices, resulting in two proposed amendments to our Certificate of Incorporation at this Annual Meeting

Our Corporate Governance Guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, management succession, Board and executive compensation, and the Board self-assessment requirements. The full text of our Corporate Governance Guidelines may be viewed at our website https://ir.clearme.com/corporate-governance. A copy may be obtained by writing to Clear Secure, Inc., 85 10th Avenue, 9th Floor, New York, NY 10011; Attention: Corporate Secretary.

Lead Independent Director

Our Board has adopted Corporate Governance Guidelines that provide that, in order to maintain the independent integrity of the Board, one of our independent directors should serve as our lead independent director if the Chair is not independent. Our Board has appointed Mr. Boyd to serve as our lead independent director. As lead independent director, Mr. Boyd:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	reviews and approves materials to be sent to the Board;

•	approves the meeting agendas for the Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he is available for consultation and direct communication.

Board Leadership Structure

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our by-laws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer. Our Board currently believes that our existing leadership structure, under which our Chief Executive Officer, Ms. Caryn Seidman Becker, serves as Chairman of our Board and Mr. Boyd serves as lead independent director, is effective. Our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board Self-Assessment

The Board conducts an annual self-assessment to determine whether the Board and its committees are functioning effectively. Among other things, the Board’s self-assessment seeks input from the directors on whether they have the tools and access necessary to perform their oversight function as well as suggestions for improvement of the Board’s functioning. In addition, each of our Audit, Compensation and Nominating and Corporate Governance Committees conduct its own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

Executive Sessions of Non-Management and Independent Directors

Under our Corporate Governance Guidelines, the Board meets at least quarterly in executive sessions without management directors and any other members of the Company’s management present. In addition, all of the directors who are independent under the NYSE rules meet in executive session at least annually.

Risk Oversight

Our Board believes that risk oversight is an important Board responsibility. The Audit Committee of the Board predominantly oversees risk, including data security and oversight of cybersecurity risks, providing regular updates to the Board. The Audit Committee discusses guidelines and policies governing the process by which the Company’s management assesses and manages the Company’s exposure to risk, and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as well as the Board, also receives periodic updates from subject matter experts regarding specific risks, such as data security and cybersecurity. The Compensation Committee considers the Company’s exposure to risk in establishing and implementing our executive compensation program.

In addition, the Company has established the CLEAR Security Advisory Board (the “CSAB”), which provides guidance and advice on security risk and privacy. The CSAB is currently comprised of three members with a range of executive national and international expertise in areas such as aviation and transportation security, physical security operations, cyber security, and privacy and data security. The CSAB meets in-person, together with management of the Company, at least annually, in addition to quarterly meetings by phone. The CSAB reports annually to our Board or our Audit Committee, and is an available resource to both management and members of the Board at any time.

Director Selection

Our Board believes that each director nominee should be evaluated based on the skills needed on the Board and his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines and in the Nominating and Governance Committee Charter. Those factors include:

•

The desire to have a Board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience, as well as demonstrated leadership and the ability to exercise sound judgment;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to Board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of our Company.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending director candidates to the Board for consideration. The Nominating and Corporate Governance Committee will also consider director nominees recommended by our stockholders. Nominees recommended by our stockholders are given consideration in the same manner as other nominees. Stockholders who wish to nominate directors for election at our 2027 annual meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures along with other information required by the Company’s by-laws. See “Other Matters — Stockholder Proposals for 2027 Annual Meeting.”

Board Meetings

The Board met five times during the year ended December 31, 2025. Each of our directors who was on the Board during that period attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during 2025.

We encourage our directors to attend annual meetings of our stockholders and believe that attendance at annual meetings is equally as important as attendance at Board and committee meetings. All of our directors who were on the Board attended the 2025 annual stockholders’ meeting.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.

We are eligible for, but do not take advantage of, the “controlled company” exemptions to the corporate governance rules for NYSE-listed companies.

The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are available on our website at https://ir.clearme.com/corporate-governance.

Audit Committee

•	Members: Ms. Hollister (Chair), Mr. Collins, Mr. Henry and Ms. Levine

•	Meetings during the year ended December 31, 2025: 5

Our Board has determined that each of Ms. Hollister and Mr. Henry qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Ms. Hollister, Mr. Collins, Mr. Henry and Ms. Levine is independent as defined in Rule 10A-3 of the Exchange Act and under the NYSE’s listing standards. The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual report of the Audit Committee to be included in our annual proxy statement;

•	to oversee and monitor our accounting and financial reporting processes;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent registered public accounting firm;

•	to oversee and monitor the performance of our Internal Audit group;

•	to review and discuss policies with respect to risk assessment and risk management; and

•	to oversee and monitor our compliance with legal and regulatory matters.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

•	Members: Mr. Wiener (Chair), Mr. Collins, Ms. Hollister and Ms. Levine

•	Meetings during the year ended December 31, 2025: 6

The composition of our Compensation Committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee may form and delegate authority to subcommittees from time to time as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Company’s Corporate Governance Guidelines and the NYSE. The Compensation Committee has the authority to retain or terminate, at its sole discretion, compensation consultants, independent legal counsel or other advisors to assist the Compensation Committee in its responsibilities and shall be directly responsible for overseeing the work of such advisors.

The principal duties and responsibilities of the Compensation Committee are as follows:

•	to review, evaluate and make recommendations to the full Board regarding our compensation strategy;

•

to review and approve the compensation of our Chief Executive Officer, other executive officers and key employees, including option or stock award grants and perquisites and all material employment agreements;

•	to review and make recommendations to our Board with respect to our incentive compensation plans, equity-based compensation plans and pension plans;

•	to oversee the administration of incentive compensation and equity-related compensation plans and pension plans;

•	to review and approve the performance targets that must be met under all bonus and long-term incentive compensation plans; and

•	to prepare an annual Compensation Committee Report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee

•	Members: Mr. Boyd (Chair), Mr. Collins, Mr. Scher and Mr. Wiener

•	Meetings during the year ended December 31, 2025: 4

The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. The principal duties and responsibilities of the Nominating and Corporate Governance committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board;

•

to recommend to our Board nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the Board;

•	to develop and recommend to the Board a succession plan for the Chief Executive Officer and executive officers of the Company;

•	to recommend to our Board candidates to fill vacancies and newly created directorships on the Board;

•	to develop and recommend to our Board guidelines setting forth corporate governance principles applicable to the Company;

•	oversee the Company’s governance practices, including governance of corporate social responsibility and environmental efforts; and

•	to oversee the evaluation of our Board.

Code of Conduct and Ethics

Our Board adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees and is intended to comply with the NYSE’s requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and our directors, on our website at https://
www.clearme.com
. The Code of Conduct and Ethics is available on our website at
https://ir.clearme.com/corporate-governance.
Insider Trading Policy
The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to the Company’s directors, officers, employees, and other covered persons (the “Securities Trading Policy”). The Company also follows procedures for the repurchase of its securities. The Company believes that the Securities Trading Policy and its repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Securities Trading Policy has been filed as Exhibit 19.1 to the 2025 Form
10-K.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2025, our Compensation Committee included Mr. Wiener (Chair), Mr. Collins, Ms. Hollister and Ms. Levine. None of these directors was, during the fiscal year, an officer or employee of the Company. Mr. Barkin also served on the Compensation Committee during early 2025 prior to becoming an employee and officer of the Company. During that period, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation
S-K.
None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Communication with Directors
Our Board has adopted policies designed to allow our stockholders and other interested parties to communicate with our directors. Any interested party who wishes to communicate with the Board or any director or the non-executive
directors as a group should send communications in writing to the Chairman of the Audit Committee, Clear Secure, Inc., 85 10th Avenue, 9th Floor, New York, NY 10011. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting the Company’s toll-free SpeakUp Line, which is operated by a third-party service provider, at
1-855-725-3270
or
www.lighthouse-services.com/clearme
.

Director Compensation
The following table describes the components of our
non-executive
directors’ compensation program in effect for the year ended December 31, 2025:

COMPENSATION ELEMENT (1)	COMPENSATION
Annual Cash Retainer	$35,000
One-Time New Director Equity Award (2)	$350,000
Annual Equity Retainer (3)	$175,000
Independent Lead Director Fee	$30,000
Audit Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$12,000
Nominating and Governance Committee Chair Fee	$8,000

(1)	A director who is also a Company employee receives no additional compensation for serving as a director.

(2)
On the date of initial appointment or election to the Board, the director received a grant of restricted stock units (“RSUs”) determined by dividing the value of the one-time
new director equity award by the closing market price of Class A Common Stock on the date of grant, subject to vesting in three equal installments on each of the first three anniversaries of the date of grant.

(3)
Each director received an annual grant of RSUs determined by dividing the value of the annual equity retainer by the closing market price of Class A Common Stock on the date of grant (which is the date of the annual meeting), subject to vesting on the earlier of (i) the one year anniversary of grant date or (ii) the next annual meeting date. Such compensation is made pursuant to the Clear Secure, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”).

In February 2025, the Company adopted an elective compensation deferral program for our non-executive
directors, whereby directors may elect to receive their cash retainer payments in RSUs that vest quarterly over one year, and may elect to defer the settlement of RSUs (being granted in lieu of cash retainer payments or those granted as equity awards) until termination of Board service.

Director Compensation Table

The table below summarizes the total compensation paid to or earned for the 2025 fiscal year by each person who served as a non-executive director. Ms. Seidman Becker and Mr. Cornick received no separate compensation for service as directors and therefore are not listed in the table below. Mr. Barkin was appointed as an executive officer in 2025 and so his non-employee director compensation for the portion of the year before such appointment is reflected in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Jeffery H. Boyd	36,500	248,000	284,500
Tomago Collins	35,000	175,000	210,000
Shawn Henry	35,000	175,000	210,000
Kathryn A. Hollister	17,500	230,000	247,500
Marne Levine	26,250	350,000	376,250
Peter Scher	35,000	175,000	210,000
Adam J. Wiener	47,000	175,000	222,000

(1)

These amounts represent retainer, committee and board fees earned during the fiscal year ended December 31, 2025. The amounts reported do not include any reasonable out-of-pocket expenses incurred in attending meetings for which the Company reimburses each non-executive director. See below regarding directors who elected to receive RSUs in lieu of cash retainers.

(2)

Generally this column reflects the grant date fair market value of 6,741 RSUs granted on June 5, 2025 to each then-current non-executive director, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. With respect to Ms. Levine, this column reflects the grant date fair value of 13,482 RSUs granted upon her election on June 5, 2025, as calculated in accordance with FASB ASC Topic 718. In addition, each of Mr. Boyd and Ms. Hollister elected to receive RSUs (vesting over four quarters) in lieu of a portion of their cash retainers (covering amounts that would have been paid during the second half of 2025 and the first half of 2026), resulting in the grant of additional RSUs on June 5, 2025 for 2,812 and 2,119 shares, respectively, based on a grant date value equal to such amounts ($73,000 and $55,000, respectively) as reflected in this column. The assumptions used by the Company in calculating the grant date fair values are set forth in Note 15 to our financial statements included in our 2025 Form 10-K.

(3)

For each non-executive director, the aggregate number of unvested RSUs held as of December 31, 2025 is as follows: Jeffery H. Boyd, 8,147 RSUs; Tomago Collins, 6,741 RSUs; Shawn Henry, 11,446 RSUs; Kathryn A. Hollister, 7,801 RSUs; Marne Levine 13,482 RSUs; Peter Scher, 18,013 RSUs; and Adam J. Wiener, 6,741 RSUs.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the recommendation of our Nominating and Corporate Governance Committee, our Board proposes that each of the nine director nominees named below be elected as a director for a term to expire at the 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Each director will be elected by a plurality of the votes cast.

Shares represented by proxies will be voted “FOR” the election of each of the nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Stockholders may not cumulate votes for the election of directors.

Vote Required for Approval

Each director will be elected by a plurality of the votes cast by stockholders entitled to vote thereon. In accordance with our Certificate of Incorporation holders of our Class A Common Stock or Class C Common Stock will have one vote per share, and holders of our Class B Common Stock or Class D Common Stock will have twenty votes per share.

The Board unanimously recommends that you vote FOR each of the following candidates:

CARYN SEIDMAN BECKER – AGE 53

Director since June 6, 2021

Committee Memberships: None

Other Public Company Directorships: The Home Depot, Inc. (NYSE: HD)

Caryn Seidman Becker has served as Chairman and Chief Executive Officer since 2010. Over the past 16 years, she has grown CLEAR into a global, customer-obsessed brand serving 60 airports with CLEAR+, 38 million Total CLEAR Members and a growing list of B2B partners across the travel, health and sports industries. From day one as Chief Executive Officer, Ms. Seidman Becker has pursued her vision of using identity to create a more frictionless world, with an obsession to deliver amazing customer experience. Today, CLEAR is a trusted brand using their platform across industries from travel to sports to health care. With approximately 3,300 full-time employees across the United States, CLEAR is shaping the future of how we work, live and travel. Prior to CLEAR, from 2002 to 2009, she started and was the Managing Partner of Arience Capital, an over $1 billion value-oriented asset management firm focused on investing in companies across a broad spectrum of industries including consumer, technology, aerospace and defense and turnarounds. Prior to Arience Capital, she served as Managing Director at Iridian Asset Management, an investment advisor firm, and Assistant Vice President at Arnhold and S. Bleichroeder, an investment bank. In

January 2026, Ms. Seidman Becker was elected as a Class B Director of the Federal Reserve Bank of New York, for a three-year term. She has served as a director of The Home Depot, Inc. (NYSE: HD), a home improvement retailer, since 2022. She previously served as a director of Lemonade, Inc. (NYSE: LMND), an insurance company, from 2018 to 2022, and a director and member of the audit committee of CME Group, Inc. (NASDAQ: CME), a public financial market company, from 2009 to 2012. Ms. Seidman Becker is an active member of the community and sits on the Board of Trustees for the Partnership for New York City, and is a Board Member of New York-Presbyterian Hospital, the 9/11 Memorial & Museum and The School for Ethics and Global Leadership. She holds a Bachelor of Science degree in Political Science from the University of Michigan. We believe Ms. Seidman Becker is qualified to serve as a member of our Board because of her experience co-founding, building and leading our business since its relaunch, her insight into corporate matters as our Chief Executive Officer and her extensive leadership background.

MICHAEL Z. BARKIN – AGE 48

Director since June 6, 2021

Committee Memberships: None

Other Public Company Directorships: None

Michael Z. Barkin has served as our President since March 2025, and serves as a member of our Board. Mr. Barkin served as Executive Vice President and Chief Financial Officer from 2013 to 2022 and Vice President of Strategy and Development from 2012 to 2013 of Vail Resorts, Inc. (NYSE: MTN), an American mountain resort company (“Vail Resorts”). Prior to joining Vail Resorts, he was a Principal at KRG Capital Partners, a private equity investment firm (“KRG”), where he was a member of the investment team from 2006 to 2012. Prior to KRG, he worked at Bain Capital Partners, a private equity investment firm, and Bain & Company, a strategy and consulting firm. Mr. Barkin has served as the Board Chair of Evolve Vacation Rental Network, Inc., a vacation rental management platform, since 2023. Mr. Barkin currently serves as a Trustee of the Museum of Contemporary Art in Denver. Mr. Barkin holds a Bachelor of Arts degree from Williams College and a Masters in Business Administration from Stanford University. We believe Mr. Barkin is qualified to serve as a member of our Board because of his experience in business model transformation, organizational scaling, risk management, capital allocation and financial planning.

JEFFERY H. BOYD – AGE 69

Director since June 6, 2021

Committee Memberships: Nominating and Corporate Governance (Chair)

Other Public Company Directorships: Oscar Health, Inc. (NYSE: OSCR), The Home Depot, Inc. (NYSE: HD)

Jeffery H. Boyd serves as a member of our Board and is our Lead Independent Director. Mr. Boyd served as Chief Executive Officer and President of Booking Holdings Inc.

(NASDAQ: BKNG) (formerly known as The Priceline Group, Inc.), an online travel company (“Booking”), from 2002 to 2013, as Interim Chief Executive Officer from April 2016 to December 2016, as Chairman of the Board from 2016 to 2020 and as a Director from 2001 to 2021. Mr. Boyd also served as Booking’s President and Co-Chief Executive Officer from August 2002 to November 2002, its Chief Operating Officer from 2000 to 2002, and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Mr. Boyd has also served as the chairman of the board of directors of Oscar Health, Inc. (NYSE: OSCR), a health insurance company, since 2021 and a member of the board of directors of The Home Depot, Inc. (NYSE: HD), a home improvement retailer, since 2016, among other director positions. Mr. Boyd holds a Bachelor of Arts degree from St. Lawrence University and a Juris Doctor from Cornell Law School. We believe Mr. Boyd’s extensive experience in health care, e-commerce, sales and digital marketing, as well as his proven leadership, corporate governance and strategic management skills, makes him particularly qualified to serve as a member of our Board.

TOMAGO COLLINS – AGE 54

Director since June 29, 2021

Committee Memberships: Audit, Compensation, Nominating and Corporate Governance

Other Public Company Directorships: None

Tomago Collins serves as a member of our Board. Mr. Collins previously served as the Executive Vice President of Communications and Business Development at Kroenke Sports & Entertainment from 2020 to 2024 and prior to that, served as Kroenke Sports & Entertainment’s Vice President of Communications from 2010 to 2020. Mr. Collins brings more than 30 years’ experience in the sports, entertainment, media and real estate investment industries. Mr. Collins worked in the Kroenke organization from 2003 to 2024, serving in various senior and advisory roles with sports teams (including the Los Angeles Rams, Arsenal Football Club and Denver Nuggets), sports and entertainment venues (including Ball Arena, SoFi Stadium and Emirates Stadium) and with print, broadcast and digital ventures (including Altitude Sports & Entertainment). Mr. Collins previously served on the board of Republic Services Group, Inc. (NYSE: RSG) from 2013 to May 2025, Four Seasons Hotels and Resorts from 2021 to 2024, Williams Rowland Acquisition Corp. (NYSE: WRAC) from 2021 to 2023, Arctos NorthStar Acquisition Corp. (NYSE: ANAC) from 2021 to 2023, and AutoNation, Inc. from 2014 to 2019. He also serves as a board member for the Global Down Syndrome Foundation since 2013 and is a member of the Yale School of Public Health Leadership Council since 2021. Mr. Collins holds a Bachelor of Arts from Yale University. We believe Mr. Collins is qualified to serve on our Board because of his experience in the sports, media and entertainment industries, as well as his experience serving on other public company boards.

SHAWN HENRY – AGE 64

Director since June 14, 2023

Committee Memberships: Audit

Other Public Company Directorships: None

Shawn Henry serves as a member of our Board. Mr. Henry was an early employee of, and has served as Executive Advisor to the CEO of CrowdStrike Holdings, Inc. (NASDAQ: CRWD), an American cybersecurity technology company, since March 2025, and also previously served as Chief Security Officer from 2012 to 2025 and President of CrowdStrike Services from 2012 to 2022. Mr. Henry served for 24 years as an FBI special agent, rising through the executive ranks. Prior to joining CrowdStrike, he oversaw half of the FBI’s investigative operations as Executive Assistant Director, including all FBI criminal and cyber investigations worldwide, international operations, and the FBI’s critical incident response to major investigations and disasters, from 2010 to 2012. Mr. Henry also managed computer crime investigations spanning the globe, established the National Cyber Investigative Joint Task Force, and received the Presidential Rank Award for Meritorious Executive for his leadership in enhancing the FBI’s cyber capabilities. Mr. Henry previously served as a director of ShoulderUp Technology Acquisition Corp. (NYSE: SUAC) from 2021 until June 2025. He holds a B.B.A. from Hofstra University, an M.S. in Criminal Justice Administration from Virginia Commonwealth University, and is a graduate of the Homeland Security Executive Leadership Program of the Naval Postgraduate School. We believe Mr. Henry is qualified to serve on our Board because of his extensive experience in security and technology, as well as his proven leadership and strategic management skills.

KATHRYN A. HOLLISTER – AGE 66

Director since June 29, 2021

Committee Memberships: Audit (Chair), Compensation

Other Public Company Directorships: Endava PLC (NYSE: DAVA)

Kathryn A. Hollister serves as a member of our Board. Ms. Hollister served as the Chief Strategy Officer of Deloitte’s global tax and legal practice of 45,000 professionals from 2015 until 2019. Ms. Hollister worked at Deloitte from 1984 until 2020 in a variety of leadership roles, including Partner and Managing Partner of the U.S. business tax service line, and served both public and private clients. Ms. Hollister has served as director of Endava PLC (NYSE: DAVA), a global provider of technology services, since 2022, serving as a member of the Nominations Committee and Remunerations Committee (since 2022), member of the Audit Committee (since February 2025) and Chair for the Remunerations Committee (since 2023). She previously served as a director of First Solar, Inc. (NASDAQ: FSLR) from 2021 to 2022. Ms. Hollister also previously served as a member of the US board of directors of Deloitte LLP from 2008 to 2015, and a member of the global board of directors of Deloitte Touche Tohmatsu from 2010 to 2015. In the community, Ms. Hollister has served multiple academic and charitable organizations, including her current service on the Board of Trustees of Duke University, and the Boards of Directors of UC Health Foundation and UC Health LLC. A licensed/inactive lawyer, and a certified public accountant (non-practicing), in Ohio, Ms. Hollister holds a Bachelor of Arts degree from Duke University and a Juris Doctor from the University of Cincinnati College of Law. We believe Ms. Hollister is qualified to serve as a member of our Board because of her experience in executive leadership, overseeing risk management, executive compensation and succession, financial governance and regulatory issues.

MARNE LEVINE – AGE 55

Director Since June 5, 2025

Committee Memberships: Audit, Compensation

Other Public Company Directorships: Chegg, Inc. (NYSE: CHGG)

Marne Levine serves as a member of our Board. In October 2025, Ms. Levine joined Brain Co., an AI platform and applications company for enterprises and governments, and serves as their Chief Operating Officer. Previously, Ms. Levine served as the Chief Business Officer at Meta Platforms, Inc. (NASDAQ: META), a social media company (“Meta”), from 2021 to 2023, and as the Vice President of Global Partnerships, Business and Corporate Development from 2019 to 2021. Prior to that, Ms. Levine served as Chief Operating Officer of Instagram from 2014 to 2019, where she was responsible for helping to scale the company’s business and operations globally and turn Instagram from a beloved app into a thriving business. She joined Meta in 2010 as Meta’s first Vice President of Global Policy, a position she held for four years. Prior to Meta, Ms. Levine served in the Obama Administration as Chief of Staff of the National Economic Council (NEC) at the White House and Special Assistant to the President for Economic Policy. From 2007 to 2009, Ms. Levine was Head of Product Management for Revolution Money, an early-stage start-up working on person-to-person online money transfers, which was ultimately sold to American Express. Prior to this, she served as Chief of Staff to Larry Summers, then President of Harvard University from 2001 to 2003. Ms. Levine began her career in 1993 at the United States Department of Treasury under President Bill Clinton where she held several leadership positions. Ms. Levine has served as a member of the board of directors of Chegg, Inc. (NYSE: CHGG), an American education technology company, since 2013 and Everview Partners, L.P., a private investment firm, since 2025. She also serves on the board of directors of several nonprofit organizations including Results for America, the Sandberg Goldberg Bernthal Family Foundation, and the Rock and Roll Hall of Fame. She holds a Bachelor of Arts in political science and communications from Miami University and an M.B.A. from Harvard Business School. We believe Ms. Levine is qualified to serve as a member of our Board because of her extensive experience in executive leadership, organizational scaling, and service on other public company boards.

PETER SCHER – AGE 64

Director since August 1, 2024

Committee Memberships: Nominating and Corporate Governance

Other Public Company Directorships: None

Peter Scher serves as a member of our Board. Since 2021, Mr. Scher has served as the Vice Chairman of JPMorganChase (NYSE: JPM), a global finance company, and, from 2018 to 2024, he served as a member of the firm’s Operating Committee. Mr. Scher has held a number of key leadership roles at JPMorganChase, including as the Head of Global Government Relations from 2008 to 2011, Global Head of Corporate Responsibility from 2011 to 2021, and Chairman of the Mid-Atlantic Region from 2015 to 2021. He leads several business functions, including Morgan Health, a business unit focused on investing in and improving the delivery of employer based health care; cross-business leadership teams in all U.S. markets; and the JP Morgan International Council. Prior to joining JPMorganChase, Mr. Scher was a Partner, Chair of the Government and Global Trade Practice and Head of the Washington office of Mayer Brown, a global law firm, from 2000 to 2008. He was nominated by President Bill Clinton and confirmed by the U.S. Senate as U.S. Special Trade Ambassador, a position he held from 1997 to 2000, following senior roles in the U.S. Government. He was a founder, and served as the Chairman of the Board, of the Greater Washington Partnership, an alliance of business and civic leaders, and is a member of the Board of Directors of Centivo, a healthcare company. Mr. Scher holds a Bachelor’s Degree in Political Science from American University and a Juris Doctor from American University’s Washington College of Law. We believe Mr. Scher is qualified to serve as a member of our Board because of his management positions and experience in business strategy, community impact and policy, as well as his experience in financial services, healthcare and business leadership generally.

ADAM J. WIENER – AGE 47

Director since June 6, 2021

Committee Memberships: Compensation (Chair), Nominating and Corporate Governance

Other Public Company Directorships: None

Adam J. Wiener serves as a member of our Board. Mr. Wiener currently serves as the president of Lower, a privately-held digital mortgage company, since December of 2024. Previously he served in positions of increasing responsibility at Redfin Corporation (NASDAQ: RDFN), a real estate brokerage, from 2007 to 2023, including as Chief Growth Officer from 2015 to 2021, President, Real Estate Operations from 2021 to 2023, and as an advisor from 2023 to 2024. Prior to Redfin, he worked at Microsoft Corporation (NASDAQ: MSFT), a multinational technology company, in its SQL server division. Mr. Wiener holds a degree in Symbolic Systems and a concentration in Human-Computer Interaction from Stanford University. We believe Mr. Wiener is qualified to serve as a member of our Board because of his experience as a chief growth officer and his experience in new customer acquisition, expansion of operations, technology development, business analytics and profit and loss responsibility across multiple business lines.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2026. During our fiscal year ended December 31, 2025, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our Audit Committee is submitting the appointment of EY to our stockholders because we value our stockholders’ view on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2024 and 2025.

	Fiscal Year
	2024	2025
Audit Fees(1)	$2,675,000	$2,680,000
Audit-Related Fees(2)	250,000	354,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,925,000	$3,034,000

(1)

Audit fees consist of fees for professional services rendered for the audits of the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024, the audit of internal control over financial reporting as of December 31, 2025 and 2024 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended), reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s regulatory filings, and other services normally provided by the independent registered public accounting firm in connection with regulatory filings.

(2)

Audit-related fees were principally for services related to (a) attestation reports issued to comply with contractual arrangements during fiscal 2025 and 2024 and (b) attestation reports for service organizations during fiscal year 2025 and 2024.

Auditor Independence

Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, EY. Our Audit Committee has determined that the rendering of non-audit services by EY is compatible with maintaining the independence of EY.

Pre-Approval Policies and Procedures

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm, and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. In addition, the Audit Committee has established procedures by which the chairperson of the committee may pre-approve such services, subject to ratification by the Audit Committee at its next meeting following such approval. All of the services relating to the fees described in the table above were approved by our Audit Committee.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. In accordance with our Certificate of Incorporation holders of our Class A Common Stock or Class C Common Stock will have one vote per share, and holders of our Class B Common Stock or Class D Common Stock will have twenty votes per share.

The Board unanimously recommends that you vote FOR this proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, internal controls, and audit functions. As set forth in the charter of the Audit Committee, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company has an in-house Internal Audit Department that reports to the Audit Committee and management. This department provides the Audit Committee and management an independent review function, including reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls.

The Company’s independent registered public accounting firm, EY, is responsible for auditing the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the consolidated financial statements to U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and EY the audited financial statements and its evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with EY the matters required to be discussed pursuant to PCAOB standards. The Audit Committee received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with EY the firm’s independence. All audit and non-audit services performed by EY must be specifically approved by the Audit Committee or by its chair (and subject to ratification by the full committee).

As part of its responsibilities for oversight of the risk management process, the Audit Committee has reviewed and discussed the Company’s risk assessment and risk management framework, including discussions of individual risk areas as well as a summary of the overall process.

The Audit Committee discussed with the Company’s Internal Audit Department and EY, the overall scope of and plans for their respective audits as well as the results of their procedures. For the fiscal year ended December 31, 2025, the Audit Committee met with the head of the Internal Audit Department to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

Based upon the reports, reviews and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2025 Form 10-K that was filed with the SEC.

Members of the Audit Committee

Tomago Collins

Shawn Henry

Kathryn A. Hollister (Chair)

Marne Levine

LETTER FROM THE COMPENSATION COMMITTEE

Dear Fellow Stockholder,

The Compensation Committee believes in the importance of attracting, motivating, rewarding and retaining high-quality executives with pay-for-performance compensation. CLEAR is a meritocracy, and our compensation philosophy is to have a compensation program that directly ties to achieving the Company’s mission and delivering value to our Members, employees and stakeholders. To that end, each year, the Compensation Committee evaluates the Company’s compensation program and makes compensation decisions within the context of the following principles that we believe establish pay and performance alignment and appropriately motivate our executive officers:

•	Performance-Driven Rewards: Compensation reflects individual and company achievements, demonstrated leadership capability, and alignment with company values

•	Long-Term Value Creation: Equity incentives and executive stock ownership requirements ensure a focus on sustained growth and foster an ownership mentality

•	Competitive & Balanced Structure: A mix of fixed and performance-based compensation attracts and retains top talent while supporting a pay-for-performance culture

Further detail on our compensation program and 2025 fiscal year compensation is included in the following Compensation Discussion & Analysis. We are committed to maintaining a compensation structure that aligns pay with performance and effectively motivates, rewards and retains our executive officers to continue driving long-term value creation for our stockholders.

Members of the Compensation Committee

Tomago Collins

Kathryn A. Hollister

Marne Levine

Adam J. Wiener (Chair)

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program for our named executive officers for our fiscal year ended December 31, 2025, which we refer to herein as “fiscal year 2025” or “2025.” It also provides an overview of our executive compensation philosophy, core principles, and objectives. Finally, it analyzes how and why our Compensation Committee arrived at the specific compensation determinations for our named executive officers during 2025, including the key factors that the Compensation Committee considered in deciding their compensation.

Our named executive officers, whom we refer to collectively as our “named executive officers” or “NEOs,” for fiscal year 2025 were as follows:

Caryn Seidman Becker	Chairman and Chief Executive Officer

Michael Barkin	President

Jennifer Hsu	Chief Financial Officer

Kyle McLaughlin	Executive Vice President, Aviation

Lynn Haaland	Former General Counsel and Chief Privacy Officer*

Kenneth Cornick	Former President and Chief Financial Officer*

*

Ms. Haaland served as General Counsel and Chief Privacy Officer of the Company for the entirety of 2025 and departed from the Company in April 2026. Mr. Cornick stepped down from his executive role in March 2025.

Relationship Between Pay and Performance

We strive to design our executive compensation program to balance the goals of attracting, motivating, rewarding, and retaining our executive officers, including our NEOs, with the goal of promoting the interests of our stockholders. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that our program is designed so that a meaningful portion of our executive officers’ annual compensation is both “at-risk” and variable in nature.

In fiscal year 2025, the majority of our NEOs’ target total direct compensation consisted of variable pay in the form of a target annual cash bonus opportunity and long-term incentive compensation delivered in restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards that may be settled for shares of our Class A Common Stock. These variable pay elements ensured that a substantial portion of our NEOs’ compensation opportunities for fiscal year 2025 was contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee, together with its independent compensation consultant, evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What we do

•

Maintain an Independent Compensation Committee with Independent Compensation Consultant. The Compensation Committee consists solely of independent directors who establish our compensation practices. Our Compensation Committee utilizes the services of an independent compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives.

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, compensation peer group used for comparative purposes, and executive officer pay levels and incentive plan design to ensure that our compensation program continues to meet all of our compensation and business objectives.

•

Compensation At-Risk. Our executive compensation program is designed so that a majority of our NEOs’ compensation is “at-risk.” Our annual cash incentive is based on corporate and individual performance. Our 2025 long term incentive program included the grant to each of our NEOs of RSUs and PSUs, which have a value directly tied to our stock price with a portion subject to achieving corporate financial hurdles, which aligns the interests of our NEOs and stockholders.

•	Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over multi-year periods, consistent with current market practice and our retention objectives.

•

Use a Pay-for-Performance Philosophy. A significant portion of our NEOs’ compensation is directly linked to corporate performance. We structure their target total direct compensation opportunities with a target annual cash bonus opportunity to drive financial performance over the short term and a significant equity element incentivizing stock price/financial performance over the long-term. As a result, our NEOs are incentivized to balance achieving short-term results and creating long-term sustainable value.

•

Compensation Risk Assessment. The Compensation Committee annually reviews our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•

Stock Ownership Guidelines. In February 2025 we adopted robust stock ownership guidelines for our directors and executive officers, which increases alignment of their interests with long term stockholder interests.

•

Compensation Recovery (“Clawback”) Policy. We maintain a clawback policy that provides for the recoupment of certain erroneously awarded incentive compensation paid to current or former executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements.

•

“Double-Trigger” Change in Control Arrangements. Standard grants of unvested RSUs and PSUs held by our NEOs provide for “double-trigger” vesting. That is, in the event of a change in control, if the grantee is involuntarily terminated without cause or resigns for good reason (as defined in the award agreement), within three months before or 12 months after the change in control, then the equity awards will become fully vested. Also see the description of the terms of the Founder PSUs below, which have different provisions because of their stock price-based structure.

What we do not do

•

No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or nonqualified deferred compensation plans to our NEOs. Our NEOs are eligible to participate in our tax-qualified Section 401(k) retirement savings plan (“401(k) Plan”) on the same basis as our other employees.

•	No Excessive Perquisites. We provide only limited recurring perquisites or other personal benefits to our NEOs.

•

No Excise Tax Reimbursement Payments on Change in Control Compensation Arrangements. We do not have agreements to provide our NEOs any “golden parachute” excise tax reimbursement payments (or “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•	No Hedging or Pledging of our Equity Securities. We prohibit our employees, including our NEOs and the members of our Board, from hedging or pledging our securities.

Executive Compensation Philosophy and Objectives

Founded in the belief that CLEAR is a meritocracy, our compensation philosophy is to have a compensation program that directly ties to achieving the Company’s mission and delivering value to our Members, employees and stakeholders.

Our compensation philosophy is supported by our pay strategy, which is based on the following principles:

•	Performance-Driven Rewards: Compensation reflects individual and company achievements, demonstrated leadership capability, and alignment with company values

•	Long-Term Value Creation: Equity incentives and executive stock ownership requirements ensure a focus on sustained growth and foster an ownership mentality

•	Competitive & Balanced Structure: A mix of fixed and performance-based compensation attracts and retains top talent while supporting a pay-for-performance culture

Through fiscal year 2025, the Compensation Committee, with the assistance of its independent compensation consultant, structured the compensation of our executive officers, including our NEOs, using three principal elements: base salary, annual cash incentives, and long-term incentive compensation opportunities in the form of equity awards.

Compensation Setting Process

Role of the Compensation Committee

The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee: (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves the compensation of our Chief Executive Officer, other executive officers and key employees, including equity award grants, perquisites and other material employment arrangements; (3) reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, evaluates their performance in light of those goals and objectives, and determines and approves their respective compensation levels based on this evaluation; and (4) oversees the administration of our equity-based compensation plans. For more information about the Compensation Committee, please see “Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee.”

With respect to the compensation of our Chairman and Chief Executive Officer in particular, the Compensation Committee annually receives a self-assessment from the Chairman and Chief Executive Officer and approves her compensation (in consultation with their independent consultant) in executive session without management present.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management as appropriate. For example, at the beginning of each fiscal year, generally our Chairman and Chief Executive Officer reviews the performance of our other executive officers based on such individual’s level of success in accomplishing the business objectives established for them for the prior fiscal year and their overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee. The Compensation Committee reviews and discusses these recommendations and considers them as one factor in determining and approving the compensation of our executive officers.

In addition, the Compensation Committee may request our management’s input on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee may consider these views with respect to program structures and other compensation-related matters.

Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage external advisors, including compensation consultants, legal counsel, and other advisors to assist it in discharging the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. Our Compensation Committee utilizes the services of ClearBridge Compensation Group LLC (the “independent compensation consultant”), an independent compensation consultant, to advise on various executive and director compensation-related matters, which included providing information, analysis, and other advice during fiscal year 2025.

During fiscal year 2025, the independent compensation consultant worked with the Compensation Committee as requested and provided various services, including the following:

•	providing information, research, and analysis pertaining to our executive compensation program for the 2025 fiscal year and planning for the 2026 fiscal year;

•	regularly updating the Compensation Committee on market trends, changing practices, and legislation pertaining to compensation;

•	the review, analysis, and updating/confirmation of our compensation peer group;

•

the review and analysis of the base salary levels, target bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our NEOs, against competitive market data based on the companies in our compensation peer group and selected broad-based compensation surveys;

•	assisting with reviewing and developing incentive programs;

•	the review of the compensation arrangements of the non-executive members of our Board;

•	assisting with the review and drafting of compensation-related proxy disclosure items;

•	assisting in addressing governance items with respect to the compensation program such as the implementation of stock ownership guidelines; and

•	assisting in the completion of a compensation risk assessment.

During the 2025 fiscal year, the independent compensation consultant provided no services to the Company other than those provided to the Compensation Committee.

The Compensation Committee charter requires the Compensation Committee to consider the NYSE independence factors before receiving advice from an advisor, despite the fact that such independence rules are not applicable to controlled companies. For the fiscal year 2025, the Compensation Committee concluded that ClearBridge Compensation Group LLC satisfies the independence requirements of the NYSE rules. In addition, the Compensation Committee believes that the independent compensation consultant’s work did not raise any conflicts of interest during the fiscal year 2025. In reaching this conclusion, the Compensation Committee considered the same rules regarding advisor independence.

Competitive Positioning

At the request of our Compensation Committee, the independent compensation consultant, with the assistance of management, annually reviews and recommends any potential changes to the Company’s compensation peer group, which consists of a blend of consumer-facing, technology-based and subscription-based companies that are of relevant revenue, market capitalization, and industry focus. Based on this compensation peer group, the independent compensation consultant conducts competitive market analyses. This information and analysis were made available to the Compensation Committee as it was making compensation decisions for our fiscal year 2025.

In evaluating and selecting the companies comprising the compensation peer group for compensation decisions for our fiscal year 2025, we considered the following primary criteria:

•	US-based public companies that are consumer-facing, technology-based and subscription-based;

•	similar revenues – within a range of approximately 1/3x to approximately 3.0x our budgeted fiscal year 2024 revenues; and

•	similar market capitalization – within a range of approximately 1/5x to approximately 5.0x our recent market cap.

In addition to the above primary criteria, also considered (but not as a primary selection criteria) were factors such as headquarter location, market cap to revenue ratios, enterprise value, EBITDA, historical stock price performance, and business model (i.e., enterprise and / or consumer).

The companies comprising the compensation peer group used in considering 2025 compensation were as follows:

Braze, Inc.	Bumble Inc.	Chegg, Inc.

Commvault Systems, Inc.	Five9, Inc.	Gogo Inc.

Jamf Holding Corp.	Okta, Inc.	Phreesia, Inc.

Qualys, Inc.	Rapid7, Inc.	Smartsheet Inc.

Tenable Holdings, Inc.	Warby Parker Inc.	Workiva Inc.

Our Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. Based on this review in advance of fiscal year 2026, the Compensation Committee removed Smartsheet Inc. due to its acquisition, as well as Chegg, Inc., due to its market capitalization falling outside of the peer group criteria range, and added Dropbox Inc.

Compensation Elements

The principal elements of our fiscal year 2025 executive compensation program are described in detail below.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly talented individuals and motivate top-tier performance through individual contributions. Generally, we use base salary to provide each executive officer, including each NEO, with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests. The amounts generally are based on level of responsibility and experience, market data, as well as desired pay mix.

Based on the Compensation Committee’s annual review to ensure the NEO’s target total compensation opportunities are aligned with the Company’s compensation philosophy, the base salaries for each of our continuing NEOs as of the end of the fiscal year 2025, Mses. Seidman Becker and Hsu, and Messrs. Barkin and McLaughlin were as follows: $600,000, $500,000, $550,000, and $525,000, respectively. These amounts reflect adjustments made to the base salary for each of our Chairman and Chief Executive Officer and our EVP, Aviation at the beginning of 2025 in connection with an overall review of compensation and recognition of performance and responsibilities.

Annual Cash Incentives

Annual incentives are designed to link executive compensation directly to Company and individual performance by providing incentives and rewards based upon business performance and an individual’s contributions during the applicable fiscal year.

Under the Annual Incentive Plan (“AIP”) for 2025, eligible members of management were provided an opportunity to earn an annual cash award based on performance in the 2025 fiscal year against goals established by the Compensation Committee. The cash bonuses of our NEOs under the 2025 AIP were weighted at target 70% on financial performance and 30% on individual performance. The financial performance measures consisted of (i) a bookings component and (ii) un-levered free cash flow (“ULFCF”). The bookings component for all NEOs (except Mr. Mclaughlin) is total company bookings (“Total Bookings”), which represent our total revenue plus the change in deferred revenue during the period. Total

Bookings for any given period reflect sales to new and renewing CLEAR+ subscribers plus any accrued billings to partners. Because Mr. McLaughlin is primarily focused on the aviation business unit, his bookings goal was tied to the gross bookings of the aviation business unit (“Aviation Bookings”), coupled with a total company ULFCF goal consistent with other NEOs, creating a balance of business unit and total company focus. Aviation Bookings and/or Total Bookings, as applicable, are referred to herein as “Bookings.” The Compensation Committee and management view Bookings as a leading indicator of performance. ULFCF is defined as Free Cash Flow without the impact of any interest expense or interest income and tax, reduced by non-cash equity-based compensation expense. ULFCF is a key indicator of the cash flow generation of the business prior to capital structure and corporate tax structuring considerations. Overall, the Compensation Committee and management believe that the combination of Bookings and ULFCF provide a meaningful view of the current health and growth of the business.

Target Award Opportunities

Each employee eligible for an annual incentive award was assigned a target award equal to a percentage of that employee’s base salary.

The Compensation Committee reviews the target annual incentive award levels of the NEOs at least annually. Target annual incentive opportunities for 2025 were based upon the applicable employee’s position, responsibilities, and historical and expected future contributions to the Company, as well as peer group and other data such as industry survey data.

2025 AIP Achievement & Payouts

The table below summarizes the target annual incentive opportunity for eligible NEOs and actual fiscal year 2025 annual incentive payouts under the AIP, as determined by the Compensation Committee.

Name	2025 Fiscal Year Base Salary	Target Incentive (% of Base Salary)	Actual 2025 Fiscal Year AIP as a % of Target	Actual 2025 Fiscal Year Annual Incentive Award
Caryn Seidman Becker	$600,000	100%	94.0%	$563,716
Michael Barkin(1)	$550,000	90%	94.0%	$351,666
Jen Hsu(1)	$500,000	80%	124.0%	$374,914
Kyle McLaughlin	$525,000	80%	96.7%	$406,141
Lynn Haaland	$550,000	40%	79.0%	$173,695

(1)	For Mr. Barkin and Ms. Hsu, bonus payout opportunity was prorated to reflect their March 31, 2025 start date.

Financial Component: For the fiscal year ended December 31, 2025, the AIP financial performance objectives consisted of Bookings and ULFCF targets, each weighted at 50% of the overall financial component, with potential payouts under this component ranging from 0-150% of target (with 50% payout at threshold performance level and no payout below threshold performance level). To the extent that performance for ULFCF was below the threshold performance level, there would be no annual incentive payout (regardless of Bookings or individual performance).

The Compensation Committee, with guidance from the independent compensation consultant, approved threshold, target, and maximum goals for each of the financial performance metrics.

In setting targets for the 2025 fiscal year, the Compensation Committee referenced both the prior year’s results and other factors. As a result, the target metrics for each of Total Bookings and ULFCF were generally determined as approximately 22% growth and 28% growth, respectively, versus the prior year’s results. The target level was intended to require significant year-over-year growth, with the maximum level requiring even more rigorous performance.

Based on the performance against these pre-determined financial performance objectives, the calculated result of the financial component of the AIP was 91.4% for our NEOs tied to total company goals, and 95.3% for Mr. McLaughlin who was tied to our aviation business unit and total company goals. The Compensation Committee determines the actual payout made to each NEO based on a combination of the financial payout result and individual performance described under “Individual Component” below. See table below for specific achievement against each of the financial metrics.

Financial Metrics (Weighting)	2025 Fiscal Year Financial Achievement	2025 Fiscal Year Payout Results
Total Bookings (50%)(1)	96.3% of target	81.1% of target
ULFCF (50%)	100.9% of target	101.7% of target

(1)	For Mr. McLaughlin, whose Bookings component was based on Aviation Bookings, payout results for this component were 88.7% of target based upon 98.0% financial achievement.

Individual Component: In addition to the financial component, 30% of the target annual cash incentive opportunities for our NEOs in 2025 were based on an assessment of their overall individual performance for the 2025 fiscal year as measured against his or her individual performance goals. Once the 2025 AIP is funded pursuant to the Company’s financial performance, the individual component allows for further differentiation to recognize an individual’s performance, with potential payouts for any NEO’s individual component for 2025 ranging from 0-200% of target. In addition, the overall annual incentive payout may be adjusted down based on an NEO’s individual performance. Individual performance goals are not intended to be formulaic, but rather to serve as the framework upon which the executive officer’s overall performance may be evaluated. Such performance goals are established with reference to each individual executive officer’s position or function within CLEAR, and may also include goals related to the demonstration of leadership and effective decision-making, effective communication, promotion of our strategic and organizational initiatives and values, commitment to excellence and work ethic, successful completion of major projects and organization capability building.

In recognition of their leadership and contributions during fiscal year 2025, including the strong momentum achieved in the second half of the year, particularly within the airport business, which positioned the Company for continued progress into 2026, as well as the successful transition of the leadership team and the team’s immediate meaningful business impact, the Compensation Committee approved one-time bonuses of $400,000 for Ms. Seidman-Becker, $250,000 for Mr. Barkin, and $150,000 for Ms. Hsu.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of equity awards bears a direct relationship to our stock price, whether the vesting is time-based or performance-based, and, therefore, our Compensation Committee believes these awards are an incentive for our executive officers to create value for our stockholders over a multi-year period. Equity awards also help us retain our executive officers in a highly competitive market.

Our long-term incentive equity awards are primarily delivered through annual grants of RSUs and PSUs. We believe that a combination of RSUs and PSUs balances the Company’s objectives of shareholder alignment, pay-for-performance, and retention of executives.

To date, the Compensation Committee has not applied a rigid formula in determining the size of equity awards. The Compensation Committee determines the amount of the equity award for each executive officer, including each NEO, after taking into consideration their role and responsibilities, an analysis of market compensation data (including at the companies in our compensation peer group), the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our retention objectives, our contemplated equity budget and potential award ranges for our employees, including our executive officers, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”), the potential voting power dilution to our stockholders (our “overhang”), the recommendations of our Chairman and Chief Executive Officer (except with respect to her own equity award), and other relevant factors.

Annual Grant Program – 2025 Fiscal Year Grants

In February 2025, the Compensation Committee completed its transition to an annual equity grant cycle for eligible members of senior management, after introducing annual equity grants to certain NEOs in February 2024 and beginning the shift away from periodic equity grants (generally granted every three years). In connection with its ongoing oversight of the executive compensation program, our Compensation Committee with the assistance of the independent compensation consultant reviews the structure and timing of equity compensation for eligible members of senior management, taking into account factors such as our NEOs’ outstanding equity awards, including the retention value of unvested awards, market data, including equity award practices of our peer companies, as well as other factors. The Compensation Committee believes that the current annual equity grant program provides compensation that is retentive and drives performance, enhances the Compensation

Committee’s ability to annually review and adjust executive compensation based on company and individual performance, and aligns with public company practice.

As part of the 2025 annual grant program, the Compensation Committee, in consultation with the independent compensation consultant, elected to provide both time-based and performance-based annual grants to each of the continuing NEOs in 2025, with target values delivered in 50% RSUs and 50% PSUs, with terms described below. Specifically, annual awards were made as follows for each of Mses. Seidman Becker, Hsu (following her appointment but on the same vesting schedule as our 2025 annual grants) and Haaland and Messrs. Barkin (following his appointment but on the same vesting schedule as our 2025 annual grants) and McLaughlin: $10,000,000, $1,750,000, $2,000,000, $7,500,000, and $1,750,000, respectively.

For our NEOs, the time-based RSUs vest annually over three years following February 27, 2025. The PSUs are eligible for cliff vesting on February 27, 2028, subject to achievement of cumulative ULFCF metrics covering the three-year performance period of 2025-2027. The Compensation Committee selected three-year cumulative ULFCF performance given it is aligned with management’s objective of operating the business to deliver sustainable cash flow generation over a multi-year period. As a result, the performance period for the ULFCF metric for the PSUs differs from that of the ULFCF metric for the AIP. We believe the goals are rigorous and challenging. Depending on the goal achievement, payout may be between 0% and 200% of target for Ms. Seidman Becker, Mr. Barkin and Ms. Hsu (with a threshold payout of 50% of target if the minimum performance goals are met), and between 50% and 150% of target for Mr. McLaughlin and Ms. Haaland. We believe the 50% minimum vesting for Mr. McLaughlin and Ms. Haaland enhances retention while preserving pay-for-performance alignment, as 50% of the target amount of the award remains fully performance-based and tied to cumulative ULFCF. In exchange for this limited downside protection, the maximum payout opportunity is capped at 150% of target, compared to a 200% maximum for the Chief Executive Officer, President and Chief Financial Officer.

Other 2025 Fiscal Year Grants

In February 2025, the Compensation Committee approved sign-on grants to our new executive officers to provide meaningful long-term equity ownership and serve as an inducement for each officer to join the Company. As a result, the Compensation Committee approved a grant to Mr. Barkin with a target value of $5,000,000, consisting of 100% time-based RSUs which will vest ratably in equal installments on each of the first three anniversaries of grant, and a grant to Ms. Hsu with a target value of $550,000, consisting of 100% time-based RSUs which will vest ratably in equal installments on each of the first three anniversaries of grant.

Stock Ownership Guidelines

In February 2025, the Board adopted robust stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. The guidelines provide that executive officers should own CLEAR stock with a value at least equal to 10 times annual base salary for our Chairman and Chief Executive Officer and 3 times annual base salary for our other members of the senior leadership team. The guidelines provide that non-management directors should own CLEAR stock with a value at least equal to 5 times the amount of the annual cash retainer paid to directors. Qualifying equity securities include CLEAR Common Stock, vested and unvested RSUs and, with respect to directors, any deferred shares or share units. PSUs and any option grants are not qualifying equity securities. Executive officers and directors are expected to achieve the stock ownership levels under these guidelines by five years from the later of the effective date of the guidelines or the date someone is appointed to an applicable position. Individuals who have not met the guidelines within the applicable period are required to hold 50% of their net after-tax shares until the guidelines are met.

Clawback Policy

We maintain a clawback policy that provides that if we are required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will seek recovery of any erroneously awarded incentive-based compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the accounting restatement, computed without regard to any taxes paid) received during the three completed fiscal years immediately preceding the date the Company is required to prepare such restatement and any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years by executive officers who served at any time during the performance period for such incentive-based compensation.

Benefits

Our executive officers, including our NEOs, generally are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and commuter benefits.

We also maintain the 401(k) Plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Participants may make pre-tax contributions to the 401(k) Plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code of 1986, as amended (the “Code”). An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the plan. In fiscal year 2025, we provided a match for a percentage of 401(k) Plan contributions for all employees who contribute to the 401(k) Plan, including our executive officers. Specifically, we match up to

3.5% of an employee’s base salary, matching 100% of the first 1% and 50% of the next 5%. Participants will vest in 100% of CLEAR contributions after two years of service.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

For the fiscal year, perquisites or other personal benefits were not viewed as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement for filing with the SEC.

Members of the Compensation Committee

Tomago Collins

Kathryn A. Hollister

Marne Levine

Adam J. Wiener (Chair)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned for the fiscal years ended December 31, 2025, 2024 and 2023, by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation(3)	Total ($)

Caryn Seidman Becker	2025	600,000	400,000	9,999,978	563,716	—	11,563,694

Chairman and Chief Executive Officer	2024	550,000	—	4,999,995	612,680	—	6,162,675
	2023	550,000	—	—	646,745	—	1,196,745

Michael Barkin(4)(5)	2025	413,932	250,000	12,499,997	351,666	2,750	13,518,345
President

Jen Hsu(4)(5)	2025	376,302	150,000	2,300,018	374,914	53,750(6)	3,254,984

Chief Financial Officer

Kyle McLaughlin(7)	2025	525,000	—	1,750,015	406,141	10,391	2,691,546
Executive Vice President, Aviation	2024	500,000	—	999,999	406,546	2,000	1,908,545

Lynn Haaland(7)(8)	2025	550,000	275,000(9)	2,000,005	173,695	6,999	3,005,699

Former General Counsel and Chief Privacy Officer	2024(5)	264,305	275,000(9)	4,449,975	220,000	2,000	5,211,281

Kenneth Cornick	2025(5)	125,000	—	—	—	31,112	156,112
Former President and Chief Financial Officer	2024	500,000	—	3,749,996	415,078	2,000	4,667,074
	2023	500,000	—	—	529,155	2,000	1,031,155

(1)

This column reflects the aggregate grant date fair value of Company RSUs and PSUs granted to the NEOs in the applicable year, without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the date of grant. The assumptions used by the Company in calculating the grant date fair values are set forth in Note 15 to our financial statements included in our 2025 Form 10-K. See more information regarding grants during fiscal year 2025 as set forth in the “Grants of Plan-Based Awards” table below. The grant date value reported for PSUs granted in 2025 assumes 100% achievement, which is the target. At the highest level of performance, the value of such 2025 PSUs on the applicable grant date would be: $9,999,978 for Ms. Seidman Becker; $7,500,008 for Mr. Barkin; $1,750,014 for Ms. Hsu; $1,500,003 for Ms. Haaland; and $1,312,512 for Mr. McLaughlin.

(2)

Reflects payments under our AIP for the applicable year, determined based on achievement against predetermined financial metrics of the Company and individual performance, as described in the Compensation Discussion & Analysis.

(3)

Except as otherwise described, this column reflects 401(k) matching contributions paid by the Company. Excludes perquisites that in the aggregate are less than $10,000. For Mr. Cornick, includes $26,737 for advisory services under the Advisory Services Agreement, including for continued health benefits.

(4)

The executive was not a named executive officer for 2024 or 2023 and so compensation for those years is not included. For Mr. Barkin, “Salary” includes $13,750 in fees that he received as a non-employee director during the first part of 2025 before he became an executive officer.

(5)	Amounts in this row reflect the portion of the fiscal year in which the executive was employed.

(6)	For Ms. Hsu, pursuant to her employment agreement described below, the “All Other Compensation” column includes a one-time payment of $50,000 to assist with her relocation expenses to New York.

(7)	The executive was not a named executive officer for 2023 and so compensation for that year is not included.

(8)	Ms. Haaland served as General Counsel and Chief Privacy Officer of the Company for the entirety of 2025 and departed from the Company in April 2026.

(9)	Reflects monthly bonus payments pursuant to Ms. Haaland’s offer letter described below.

Narrative Disclosure to Summary Compensation Table

CEO Arrangements. Ms. Seidman Becker, is subject to non-compete and non-solicit covenants pursuant to Alclear’s amended and restated operating agreement while holding Alclear Units (as defined below) and for 12 months thereafter. She does not have an employment agreement.

Offer Letters. Some of our NEOs received offer letters upon hire that provide for initial compensation levels and may provide for sign-on bonuses or other payments. The offer letters provide that the executive is eligible to participate in employee benefits provided from time to time to similarly situated employees. The offer letters also contain a non-competition covenant that applies during the term of employment and for 12 months thereafter, a non-solicitation of employees, consultants and customers covenant that applies during the term of employment and for 12 months thereafter, a non-hire of employees covenant that applies during the term of employment and for 12 months thereafter, and, among other things, a perpetual confidentiality covenant and a perpetual non-disparagement covenant. These terms are generally consistent in offer letters for other employees.

We entered into this type of offer letter in 2024 with Ms. Haaland, who agreed to serve as our General Counsel and Chief Privacy Officer. The offer letter provided for initial salary, target bonus and annual equity grant amounts, with her 2025 compensation described in the Compensation Discussion & Analysis. Pursuant to Ms. Haaland’s offer letter we agreed to pay her a one-time cash bonus of $550,000 paid over the first four quarters of her employment (which was completed during 2025), as well as a one-time time-based equity grant in 2024, to replace compensation forfeited at her prior employer, with a total target value of $2.45 million, which will vest ratably in equal installments on each of the first three anniversaries of grant. Ms. Haaland’s offer letter provided her with severance equal to three months of her annual base salary if she was terminated without cause or resigned for good reason prior to the first anniversary of the start date of her employment.

Employment Agreements. In 2025, we entered into employment agreements with each of Mr. Barkin and Ms. Hsu as part of their hiring, providing for the initial compensation (including sign-on equity grants) described in the Compensation Discussion & Analysis. These employment agreements also provide that the executive is eligible to participate in employee benefits provided from time to time to similarly situated employees. The employment agreements also contain restrictive covenants similar to those described above.

Pursuant to Mr. Barkin’s employment agreement with the Company, upon a termination by the Company without cause or by the executive for good reason (as defined in the employment agreement), he will receive 12 months of salary and health benefits, subject to signing a general release of claims.

Pursuant to Ms. Hsu’s employment agreement with the Company, upon a termination by the Company without cause or by the executive for good reason (as defined in the employment agreement) prior to the fifth anniversary of the commencement of her employment, she will receive 8 months of salary and health benefits, subject to signing a general release of claims.

Also see “Potential Payments upon Termination of Employment or Change in Control” below.

Advisory Services Agreement. On February 20, 2025, the Company entered into an advisory services agreement with Mr. Cornick (the “Advisory Services Agreement”), pursuant to which he agreed, following his departure as President and Chief Financial Officer, to continue providing advisory services until July 2, 2026, unless the agreement is earlier terminated by the parties. Thereafter, the Advisory Services Agreement may be renewed on a month-to-month basis by mutual consent of the parties. During the advisory period, he receives a nominal advisory fee (including health insurance payments), as well as continued eligibility for vesting of the performance-based equity awards granted in 2021 (but not of other equity awards beyond any February 2025 vesting dates while he remained employed). He was not eligible for new equity grants in 2025 or for a bonus for 2025. The Advisory Services Agreement also contains customary representations and warranties, as well as confidentiality and intellectual property protection covenants and a general release of claims.

Grants of Plan-Based Awards

The table below presents information regarding Company equity awards granted under the Company’s 2021 Omnibus Incentive Plan and annual cash incentive opportunities under our AIP for the fiscal year ended December 31, 2025 to each NEO.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold or Minimum (#)	Target (#)	Maximum (#)

Caryn Seidman Becker	(3)	$275,000	$550,000	$907,500
	2/27/25(4)							221,729	$4,999,989
	2/27/25(5)				110,865	221,729	443,458		$4,999,989

Michael Barkin	(3)	$247,500	$495,000	$816,750
	4/1/2025(4)							145,349	$3,750,004
	4/1/2025(5)				72,675	145,349	290,698		$3,750,004
	4/1/2025(6)							193,798	$4,999,989

Jen Hsu	(3)	$200,000	$400,000	$660,000
	4/1/2025(4)							33,915	$875,007

	4/1/2025(5)				16,958	33,915	67,830		$875,007

	4/1/2025(6)							21,318	$550,004

Kyle McLaughlin	(3)	$210,000	$420,000	$693,000
	2/27/25(4)							38,803	$875,008
	2/27/25(7)				19,402	38,803	58,205		$875,008

Lynn Haaland	(3)	$110,000	$220,000	$363,000
	2/27/25(4)							44,346	$1,000,002
	2/27/25(7)				22,173	44,346	66,519		$1,000,002

(1)	The grant date is presented in accordance with Topic 718 where applicable.

(2)

This column reflects the aggregate grant date fair value of the RSU awards granted to each NEO in the 2025 fiscal year without any reduction for risk of forfeiture as calculated in accordance with Topic 718 as of the date of grant.

(3)

This row reflects the possible payouts under the Company’s AIP for performance in fiscal year 2025. Each of the eligible NEOs is assigned a target bonus which is a percentage of the NEO’s base salary for such fiscal year. The amounts actually paid by the Company for performance in fiscal year 2025 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding our AIP, please see “Compensation Discussion & Analysis—Compensation Elements—Annual Cash Incentives.”

(4)

This row reflects the number of RSUs awarded in fiscal year 2025. This grant of RSUs vests in three equal installments on February 27, 2026, 2027 and 2028, subject to continued employment requirements.

(5)	This row reflects the threshold (that is, the amount paid if the minimum performance conditions are achieved), target and maximum number of PSUs. With respect to Ms. Seidman Becker, Mr. Barkin and

Ms. Hsu, any earned portion would vest on February 27, 2028, subject to the certification of the achievement against pre-determined performance goals measured as of December 31, 2027, subject to continued employment requirements.

(6)	This row reflects the number of RSUs awarded in fiscal year 2025. This grant of RSUs vests in three equal installments on April 1, 2026, 2027 and 2028, subject to continued employment requirements.

(7)

This row reflects the minimum, target and maximum number of PSUs awarded in fiscal year 2025. With respect to Ms. Haaland and Mr. McLaughlin, the earned portion would vest on February 27, 2028, subject to the certification of the achievement against pre-determined performance goals measured as of December 31, 2027, subject to continued employment requirements. The minimum amount will be eligible for vesting on February 27, 2028 regardless of performance, but nothing above this minimum amount will vest unless performance goals are achieved.

Outstanding Equity Awards at Fiscal Year End

The following tables provide information about the outstanding equity awards held by our NEOs as of December 31, 2025.

Name	Grant Type	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(1)

Caryn Seidman Becker	PSUs(2)			2,627,560	92,174,805

	RSUs(3)	394,889	13,852,706

Michael Barkin	PSUs(4)			145,349	5,098,843

	RSUs(5)	339,147	11,897,277

Jen Hsu	PSUs(4)			33,915	1,189,738

	RSUs(6)	55,233	1,937,574

Kyle McLaughlin	PSUs(7)			64,777	2,272,377

	RSUs(8)	65,312	2,291,145

Lynn Haaland	PSUs(9)			97,396	3,416,652

	RSUs(10)	158,618	5,564,319

Kenneth Cornick	PSUs(11)			1,802,786	63,241,733

(1)	Calculated using the closing price of Class A Common Stock on the NYSE on December 31, 2025 of $35.08 per share.

(2)

Reflects (i) the one-time grant of 2,405,831 PSUs (the Founder PSUs) at the time of the IPO and is the maximum number of shares that could vest assuming full achievement of the stock price goals in the award (see below under “Founder PSUs” for more information regarding the vesting conditions) and (ii) the target value of an award of 221,729 PSUs that cliff vest on February 27, 2028, subject to the achievement of pre-approved financial metrics (which may result in payouts between 0% and 200% of target) over a three year performance period ending on December 31, 2027.

(3)

Reflects (i) an award of 173,160 (from an original award of 259,740) RSUs that vests annually over three years starting on March 1, 2025 and (ii) an award of 221,729 RSUs that vests annually over three years starting on February 27, 2026.

(4)

Reflects the target value of an award of PSUs that cliff vest on February 27, 2028, subject to the achievement of pre-approved financial metrics (which may result in payouts between 0% and 200% of target) over a three year performance period ending on December 31, 2027.

(5)

Reflects (i) an award of 145,349 RSUs that vests annually over three years starting on February 27, 2026 and (ii) an award of 193,798 RSUs that vests annually over three years starting on April 1, 2026.

(6)	Reflects (i) an award of 33,915 RSUs that vests annually over three years starting on February 27, 2026 and (ii) an award of 21,318 RSUs that vests annually over three years starting on April 1, 2026.

(7)

Reflects (i) the target value of an award of 15,584 PSUs that cliff vest on March 1, 2027 subject to the achievement of pre-approved financial metrics (which may result in payouts between 0% and 150% of target) over a three year performance period ending on December 31, 2026, (ii) the target value of an award of 10,390 PSUs that cliff vest on March 1, 2027 subject to the achievement of pre-approved financial metrics (which may result in payouts between 0% and 150% of target) over a three year performance period ending on December 31, 2026 and (iii) the target value of an award of 38,803 PSUs that cliff vest on February 27, 2028, subject to the achievement of pre-approved financial metrics (which may result in payouts between 50% and 150% of target) over a three year performance period ending on December 31, 2027. Excludes PSUs granted to Mr. McLaughlin in 2023 with a performance period that ended on December 31, 2025, which were forfeited due to not meeting the performance conditions.

(8)

Reflects (i) an award of 9,192 (from an original award of 27,574) RSUs that vests annually over three years starting on September 1, 2024, (ii) an award of 10,390 (from an original award of 15,584) RSUs that vests annually over three years starting on March 1, 2025, (iii) an award of 6,927 (from an original award of 10,390) RSUs that vests annually over three years starting on March 1, 2025, and (iv) an award of 38,803 RSUs that vests annually over three years starting on February 27, 2026.

(9)

Reflects (i) the target value of an award of 53,050 PSUs that cliff vest on March 1, 2027, subject to the achievement of pre-approved financial metrics (which may result in payouts between 0% and 150% of target) over a three year performance period ending on December 31, 2026 and (ii) the target value of an award of 44,346 PSUs that cliff vest on February 27, 2028, subject to the achievement of pre-approved financial metrics (which may result in payouts between 50% and 150% of target) over a three year performance period ending on December 31, 2027.

(10)

Reflects (i) an award of 35,367 (from an original award of 53,050) RSUs that vests annually over three years starting on March 1, 2025, (ii) an award of 78,905 (from an original award of 118,357) RSUs that vests annually over three years starting on August 1, 2025 and (iii) an award of 44,346 RSUs that vests annually over three years starting on February 27, 2026. (11)Represents the one-time grant of the Founder PSUs at the time of the IPO and is the maximum number of shares that could vest assuming full achievement of the stock price goals in the award (see below under “Founder PSUs” for more information regarding the vesting conditions). As a result of his continued service pursuant to the Advisory Services Agreement, Mr. Cornick remains eligible for vesting in his Founder PSUs.

Founder PSUs. The Founder PSUs granted in connection with our IPO are eligible for vesting between the second and fifth anniversaries of the closing of our IPO, with vesting subject to sustained stock price performance between 1.5 and 3.0 times the IPO price of $31. The Founder PSUs were granted under the 2021 Omnibus Incentive Plan based on the following terms:

•

Achievement of a price hurdle depends on the average volume-weighted average price per share (or VWAP) for the trading days during any 180-day period ending within the applicable measurement period as follows (and each price hurdle may be met only once):

Price Hurdle (Multiple of IPO Price)	Measurement Period (From IPO Closing)	Portion of PSUs Eligible to Vest

1.5x	Second anniversary to fifth anniversary	1/3

2.0x	Third anniversary to fifth anniversary	1/3

3.0x	Fourth anniversary to fifth anniversary	1/3

•

As of the fifth anniversary of the closing of our IPO, if the 180-day VWAP stock price falls between two price hurdles, then additional Founder PSUs will vest on a pro-rated basis based on straight-line interpolation between the two price hurdles. Any remaining unearned Founder PSUs will be forfeited.

•

Upon an involuntary termination without cause or resignation for good reason, or death or disability, or if a Co-Founder’s executive role ends but the Co-Founder remains on the Board, the Founder PSUs remain eligible for vesting based on the above performance criteria for up to two years following the Co-Founder’s cessation of service (but no later than the fifth anniversary of the closing of our IPO). Upon a change in control, if the transaction price falls between two price hurdles, then an applicable portion of the Founder PSUs will vest on a pro-rated basis based on straight-line interpolation between the two price hurdles.

No Hedging or Pledging of Company Stock
. Directors, executive officers and employees, including their designees, are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities that are (1) granted to the director, officer or employee by the Company as part of such director’s, officer’s or employee’s compensation; or (2) held, directly or indirectly, by the director, officer or employee. In addition, directors, officers and employees of the Company are prohibited from purchasing securities of the Company on margin and may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts.
Equity Grant Timing Policies
. We do not grant stock options or SARs. We do not time the disclosure of material non-public
information for the purpose of affecting the value of executive compensation.
Stock Vested
The table below shows RSUs that vested during fiscal year 2025.

Name	RSUs
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

Caryn Seidman Becker	86,580	$2,052,812

Michael Barkin	9,771	$253,655

Jen Hsu	—	—

Kyle McLaughlin	24,306	$701,401

Lynn Haaland	57,135	$1,557,060

Kenneth Cornick	64,935	$1,539,609

(1)	Calculated using the closing price of Class A Common Stock on the NYSE on the applicable vesting date.
Potential Payments upon Termination of Employment or Change in Control
The following discussion sets forth a quantification of estimated severance and other benefits payable to the NEOs under various circumstances regarding the termination of their employment and change in control situations (other than Mr. Cornick, who stepped down from his executive role in March 2025, pursuant to the terms of his Advisory Services Agreement described above). In calculating these amounts, we have taken into consideration or otherwise assumed the following:

•	Termination of employment and/or change in control occurred after the close of business on December 31, 2025.

•

We have valued equity awards (including for purposes of the per share price paid in a change in control) using the closing market price of our Class A Common Stock of $35.08 on the NYSE on December 31, 2025, the last trading day of fiscal year 2025.

•

In the event of termination of employment, the payment of certain amounts may be delayed, depending upon the terms of each specific award agreement and the applicability of Code Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

•	We have assumed that all performance objectives for performance-based awards (excluding the Founder PSUs which are market-based awards tied to stock price) are achieved at target.

In the event of a voluntary termination of employment, a retirement, disability or termination by the Company for “Cause,” no NEO would have been entitled to any payments, excluding any vested benefits.

In the event of a termination of employment by the Company without “Cause” or a termination of employment by the NEO for “Good Reason” prior to the fifth anniversary of employment with respect to Ms. Hsu, or at any time, with respect to Mr. Barkin, each of Ms. Hsu’s and Mr. Barkin’s offer letters provide them with severance equal to eight and twelve months of their annual base salary, respectively, which is a value at December 31, 2025 of approximately $333,333 and $550,000, respectively.

In the event of termination of employment due to death, all unvested RSUs would vest immediately, and a prorated number of PSUs (excluding the Founder Awards) at target based on time served, unless the performance of the PSUs is determinable at the time of termination, of our NEOs would vest. In the event of such an occurrence on December 31, 2025 (based on a stock price of $35.08 per share and based on target achievement for the annual PSUs), Mses. Seidman Becker, Hsu and Haaland and Messrs. Barkin and McLaughlin would have been entitled to vesting of equity awards with a value of: $16,445,457, $2,334,153, $7,323,535, $13,596,891, and $3,352,327, respectively.

All of the unvested RSUs held by the NEOs (other than the Founder PSUs) provide for “double-trigger” vesting. That is, in the event of a change in control, if the grantee is involuntarily terminated without cause or resigns for good reason (as defined in the award agreement), within three months before or 12 months after the change in control, then the equity awards will become fully vested. Also see the description of the terms of the Founder PSUs above, whose value upon a change in control would depend on the stock price at such time. In the event of such an occurrence on December 31, 2025 (based on a stock price of $35.08 per share and based on target achievement for the annual PSUs), Mses. Seidman Becker, Hsu and Haaland and Messrs. Barkin and McLaughlin would have been entitled to vesting of equity awards with a value of: $21,630,959, $3,127,312, $8,980,971, $16,996,120 and $4,563,522, respectively.

CEO Pay Ratio

We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Ms. Caryn Seidman Becker, our Chairman and Chief Executive Officer as of December 31, 2025, as required by the SEC’s pay ratio disclosure rules.

To identify our median employee, we first determined our employee population as of December 31, 2025. We included 4,057 employees (excluding Ms. Seidman Becker) located in the U.S., representing all full-time, part-time, seasonal and temporary employees employed in the U.S. by the Company on that date. We excluded 1 Argentina-based employees from our employee population, which represented all of our non-U.S. employees as of December 31, 2025, as they collectively constituted less than 5% of our total employees. To determine the median employee, we measured each employee’s annual compensation using our payroll records, which included base salary, overtime payments, short and long-term incentives, and sales incentives. Compensation for full-time employees who were employed for less than the full fiscal year (i.e., full-time employees who were hired during the course of the 2025 fiscal year) was annualized.

Once we identified the median employee, we determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our NEOs for purposes of the Summary Compensation Table above.

Using these guidelines, for the 2025 fiscal year, our Chairman and Chief Executive Officer had annual total compensation of $11,563,694 and the median employee, a full-time Ambassador, had annual total compensation of $41,134. The resulting ratio was 281:1.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio provided above may not be comparable to the pay ratio reported by other companies, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by SEC disclosure rules, we are providing the following information about the relationship between executive compensation and certain financial performance of the Company. The following table sets forth information with respect to the alignment between the Company’s executive compensation and its financial performance.

Year	SCT Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average SCT Total for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss)	Unlevered Free Cash Flow (4)
					Company TSR	Peer Group TSR (3)
2025	$11,563,694	$17,940,262	$4,519,990	$5,986,642	$98	$109	$168,147,000	$288,957,000
2024	$6,162,675	($394,391)	$2,625,858	$1,470,510	$72	$110	$225,274,000	$223,310,000
2023	$1,196,745	($11,353,672)	$2,092,595	($1,584,648)	$54	$88	$49,888,000	$129,217,000
2022	$671,278	($8,029,810)	$1,609,024	($582,839)	$69	$63	($115,436,000)	$75,013,000
2021	$40,341,012	$59,745,791	$24,580,335	$30,194,630	$78	$97	($115,171,000)	$10,211,000

(1)
The PEO was Caryn Seidman Becker for all years in the table. The other NEOs were Kenneth Cornick (all years), Jennifer Hsu (2025), Michael Barkin (2025), Lynn Haaland (2024 and 2025), Kyle McLaughlin (2024 and 2025), Jonathan Schlegel (2024), Richard N. Patterson, Jr. (2022, 2023 and 2024), Matthew Levine (2022 and 2023), Kasra Moshkani (2022, 2023 and 2024), Sam Hall (2021 and 2022) and Jonathan Feldman (2023).

(2)
The table below summarizes the adjustments required to be made to the amounts reported in the Summary Compensation Table for the applicable year in accordance with Item 402(v) of Regulation
S-K
in order to determine the amounts shown in the table above as being “Compensation Actually Paid.” The fair value of the equity awards on different measurement dates was updated for stock price, probability of achievement of financial goals (as applicable) and, for the Founder PSUs which value was determined by a Monte Carlo simulation, updated volatility and other inputs on the measurement date.

Adjustments	2024
	PEO	Other NEOs*
Total Compensation from SCT	$11,563,694	$4,519,990
Adjustments for stock and option awards
(Subtraction): Deduction for Amounts Reported under the “Stock Awards” Columns in the Summary Compensation Table for applicable fiscal year	$9,999,978	$3,710,007
Addition: Fair value at year end of awards granted during the covered fiscal year that are outstanding and unvested at year end	$23,334,760	$6,740,836
Addition (Subtraction): Year-over-year change in fair value at year end of awards granted in any prior fiscal year that are outstanding and unvested at year end	($6,704,534)	($850,624)
Addition: Vesting date fair value of awards granted and vesting during such year	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	($253,679)	($21,606)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that were forfeited, including failing to meet the applicable vesting conditions during such year	—	($691,947)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—
Compensation Actually Paid (as calculated)	$17,940,262	$5,986,642

Note:	Values may not sum due to rounding

*	Amounts presented are averages for the entire group of other NEOs.

(3)	The Peer Group TSR represents the published S&P Software & Services Select Industry Index used by the Company for the performance graph required by Regulation S-K Item 201(e) in the 2025 Form 10-K.

(4)
For purposes of this table, Unlevered Free Cash Flow (“ULFCF”) means free cash flow plus cash taxes paid, without the impact of any interest expense or interest income, and reduced by non-cash
equity-based compensation expense. We updated our definition of ULFCF to include the add-back
of cash taxes paid, and beginning with fiscal year 2025, this revised definition is applied consistently across all applicable incentive compensation plans. The amounts presented in the table above reflect ULFCF calculated on this basis for all periods shown. For years prior to 2024, amounts in this table reflect further adjustments, such as warrant expense and pre-IPO
performance awards that were forfeited.

Performance Measures
For the fiscal year 2025, the most important performance measures the Company used to link compensation actually paid to its NEOs and company performance were:

Total Stockholder Return	Unlevered Free Cash Flow	Total Bookings

Relationship Between Pay and Performance
The following reflect the relationships between (i) the Company’s compensation actually paid (“CAP”) to our PEO and the average of CAP to our Other NEOs in fiscal years 2021, 2022, 2023, 2024, and 2025 (ii) our cumulative TSR and our peer group TSR during the period from June 30, 2021 through December 31, 2025, assuming an investment of $100 as of market close on June 30, 2021, and (iii) our net income and Unlevered Free Cash Flow for the fiscal years 2021, 2022, 2023, 2024, and 2025.

Table above reflects TSR at each point in time, actual TSR between the periods fluctuates.

Equity Compensation Plan Information
The following table sets forth information with respect to compensation plans in effect as of December 31, 2025 under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)

Class A Common Stock equity compensation plans approved by security holders	8,566,029	—	15,456,588

Class A Common Stock equity compensation plans not approved by security holders	—	—	—

Total	8,566,029	—	15,456,588

(1)	The amounts in this column are comprised only of RSUs (some of which are subject to performance criteria), as those are the only form of award outstanding as of December 31, 2025.

(2)
Pursuant to the terms of the 2021 Omnibus Incentive Plan approved by stockholders, the number of shares available thereunder will automatically increase each fiscal year beginning with fiscal year 2022 and ending with fiscal year 2031 by the lesser of (a) 5% of the aggregate number of shares of all classes of Common Stock outstanding (that is, assuming exchange and/or conversion of all other classes of Common Stock into Class A Common Stock) on the final day of the immediately preceding calendar year or (b) such number of shares determined by the Compensation Committee or the Board; provided that any such increase shall not result in the number of shares then available for future grants being greater than an amount equal to 12% of the number of shares of all classes of Common Stock (that is, assuming exchange and/or conversion of all other classes of Common Stock into Class A Common Stock) outstanding on the last day of the immediately preceding calendar year. For fiscal year 2026, the Compensation Committee approved no increase in the 2021 Omnibus Incentive Plan, which such increase would have been effective on the first business day of 2026.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE

OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and the related rules of the SEC we are seeking stockholder approval, on an advisory (non-binding) basis, of the compensation of our NEOs as disclosed under the “Compensation Discussion & Analysis” and “Executive Compensation” sections of this Proxy Statement. In considering your vote, we invite you to review the Company’s compensation philosophy and program under “Compensation Discussion & Analysis.” As described in the Compensation Discussion & Analysis, we believe that the Company’s executive compensation program effectively aligns the interests of our NEOs with those of our stockholders by tying a significant portion of compensation to the Company’s performance and by providing a level of compensation needed to recruit, retain and motivate talented executive officers critical to the Company’s long-term success. We are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders of Clear Secure, Inc. (“CLEAR”) approve, on an advisory basis, the compensation of CLEAR’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in CLEAR’s Proxy Statement for the 2026 annual meeting under the headings ‘Compensation Discussion & Analysis’ and ‘Executive Compensation’.”

While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board or our Compensation Committee. Our Board and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

It is expected that the next say-on-pay vote will occur at the 2027 annual meeting of stockholders.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. In accordance with our Certificate of Incorporation holders of our Class A Common Stock or Class C Common Stock will have one vote per share, and holders of our Class B Common Stock or Class D Common Stock will have twenty votes per share.

The Board unanimously recommends that you vote FOR this proposal.

PROPOSAL 4 – APPROVAL OF CHARTER AMENDMENTS TO REMOVE THE SUPERMAJORITY VOTE REQUIREMENTS TO AMEND THE CHARTER AND BY-LAWS AND TO REMOVE DIRECTORS

Background

As part of its annual evaluation process, the Board reviewed the Company’s corporate governance documents with the aim of ensuring that they, including the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), reflect market practice and a balance of rights appropriate for the interests of all stockholders of the Company. As a result of this review, the Board has approved, and recommended that stockholders approve, a number of amendments to the Certificate of Incorporation, set forth below. Specifically, the Board is proposing and recommending to the stockholders for approval amendments to the Certificate of Incorporation to remove provisions that require supermajority stockholder approval for certain items following the occurrence of a Triggering Event (as defined below), and to lower the applicable vote standard to a majority of all of our outstanding shares entitled to vote thereon (collectively, the “Amendments”).

Amendment Proposal and Reasons for Amendment

Under our Certificate of Incorporation, a “Triggering Event” occurs on the first date on which our co-founders, together with certain of their affiliates, cease to collectively beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) a majority of the combined voting power of the outstanding shares of the Company’s common stock entitled to vote generally in the election of directors to the Board. We expect that the Conversion will constitute a Triggering Event, following which these supermajority provisions would take effect. Specifically, Articles V.E., VII.A and VII.B. require, after the occurrence of the Triggering Event, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock entitled to vote generally in the election of directors, voting together as a single class, to (i) remove directors, (ii) amend certain provisions of the Certificate of Incorporation, and (iii) amend the Company’s by-laws (the “By-Laws”), respectively. The proposed Amendments to our Certificate of Incorporation will remove the supermajority thresholds that would apply in the case of a Triggering Event, and implement instead a voting standard requiring approval by a majority of all of our outstanding shares entitled to vote thereon in each instance.

The Board has carefully considered the advantages and disadvantages of maintaining the supermajority voting provisions in our Certificate of Incorporation and determined that it is in the best interests of the Company and its stockholders to approve the proposed Amendments lowering the voting standards. In particular, the Board believes that these supermajority voting provisions would, if a Triggering Event were to occur, be unduly restrictive of stockholder participation in the corporate governance matters described above, outweighing the stability that the provisions are intended to facilitate. We believe these Amendments are consistent with current corporate governance best practices and the governance practices of many of our peer companies.

If this proposal is approved, Articles V.E., VII.A. and VII.B. of the Certificate of Incorporation will be amended as follows, with text to be deleted shown as ~~struck out~~ and text to be added shown double underlined.

Article V.E.

Except for Preferred Stock Directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~; provided, however, that following the occurrence of a Triggering Event, any such director or all such directors may be removed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~.

Article VII.A.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation~~; provided, however, that, notwithstanding any provision of applicable law or any other provision of this Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of the Corporation required by applicable law or by this Certificate of Incorporation, from and after the occurrence of a Triggering Event, any amendment to Article V, Article VI, Article IX, Article X or this Article VII of this Certificate of Incorporation or repeal of this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~.

Article VII.B.

The Board shall have the power to adopt, amend or repeal the By-Laws. Any adoption, amendment or repeal of the By-Laws by the Board shall require the approval of a majority of the directors then in office (even if less than a quorum). The stockholders shall also have power to adopt, amend or repeal the By-Laws~~; provided, however, that, from and after the occurrence of a Triggering Event, any amendment to or repeal of the By-Laws (or the adoption of any provision inconsistent therewith) shall require~~ by the affirmative vote of the holders of ~~at least 66 2/3%~~a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Vote Required; Impact of the Proposal

Approval of this proposal requires the affirmative vote of a majority of all of our outstanding shares entitled to vote thereon. In accordance with our Certificate of Incorporation, holders of our Class A Common Stock or Class C Common Stock will have one vote per share, and holders of our Class B Common Stock or Class D Common Stock will have twenty votes per share. Abstentions and broker non-votes will have the same effect as a vote against such proposal.

If our stockholders approve the Amendments, we intend to file with the Secretary of State of the State of Delaware a Fourth Amended and Restated Certificate of Incorporation setting forth the Amendments and any other approved amendments. However, even if the Amendments are approved, the Board may abandon any or all of the Amendments in its discretion at any time prior to their filing.

The Board unanimously recommends a vote “for”

the approval of the amendments to the Company’s Certificate of Incorporation set forth above.

PROPOSAL 5 – APPROVAL OF AN AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY OFFICER EXCULPATION PROVISION

Background and Amendment Proposal

In 2024, Article VI of the Company’s Second Amended and Restated Certificate of Incorporation was amended, upon stockholder approval, to add an officer exculpation provision (the “Exculpation Provision”) as permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). The Exculpation Provision as adopted included a definition of the officers covered by the provision. We are proposing, and recommending to stockholders for approval, the deletion of such definition to clarify that the scope of officers covered by the Exculpation Provision is as set forth under default Delaware law (the “Exculpation Amendment”).

If this proposal is approved, Article VI of the Certificate of Incorporation will be amended as follows, with text to be deleted shown as ~~struck out~~.

Article VI.

Limitation of Liability

To the fullest extent permitted under the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of this Article VI shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. ~~Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chair of the Board, Chief Executive Officer, President, Chief Financial Officer and Secretary of the Corporation appointed pursuant to Article IV of the By-Laws, and to any other officer of the Corporation appointed by the Board pursuant to Article IV of the By-laws.~~

Once deleted, the officers of the Company who are exculpated by Article VI will be as defined in DGCL Section 3114(b), namely an officer of the Company who:

•

Is or was the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the Company at any time during the course of conduct alleged in the action or proceeding to be wrongful;

•	Is or was identified in the Company’s public filings with the U.S. Securities and Exchange Commission because such person is or was one of the most highly compensated executive officers of the Company at any time during the course of conduct alleged in the action or proceeding to be wrongful; or

•	Has, by written agreement with the Company, consented to be identified as an officer for purposes of Section 3114(b).

We believe that this deletion will more clearly convey alignment of the Exculpation Provision with Delaware law.

Vote Required; Impact of the Proposal

Approval of this proposal requires the affirmative vote of a majority of all of our outstanding shares entitled to vote thereon. In accordance with our Certificate of Incorporation, holders of our Class A Common Stock or Class C Common Stock will have one vote per share, and holders of our Class B Common Stock or Class D Common Stock will have twenty votes per share. Abstentions and broker non-votes will have the effect of a negative vote.

If our stockholders approve the Exculpation Amendment, we intend to file with the Secretary of State of the State of Delaware a Fourth Amended and Restated Certificate of Incorporation setting forth the Exculpation Amendment and any other approved amendments. However, even if the Exculpation Amendment is approved, the Board may abandon the Exculpation Amendment in its discretion at any time prior to its filing.

The Board unanimously recommends a vote “for”

the approval of the amendment to the Company’s Certificate of Incorporation set forth above.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of the date of this Proxy Statement and their positions are shown below.

NAME	AGE	POSITION

Caryn Seidman Becker(1)	53	Chairman and Chief Executive Officer

Michael Barkin(1)	48	President

Jennifer Hsu	38	Chief Financial Officer

Kyle McLaughlin	38	Executive Vice President, Aviation

Jonathan Schlegel	47	Chief Security Officer

(1)	The biographies for Ms. Caryn Seidman Becker and Mr. Michael Barkin appear above under “Proposal 1 – Election of Directors.”

Jennifer Hsu has served as our Chief Financial Officer since March 2025. Prior to joining CLEAR, Ms. Hsu served as the Head of Corporate Development and Investor Relations at Chewy (NYSE: CHWY), an online retailer of pet products and services, from 2021 to 2024. Prior to Chewy, Ms. Hsu worked in investment banking for 14 years at J.P. Morgan (NYSE: JPM) and Goldman Sachs (NYSE: GS), global financial services firms, most recently as Co-Head of J.P. Morgan’s Disruptive Commerce practice, advising companies across internet, technology and consumer industries. She holds a Bachelor of Science degree in Finance from New York University.

Kyle McLaughlin has served as our Executive Vice President, Aviation since August 2023, having previously served as our Senior Vice President, Operations since May 2022. From 2018 to 2022, he served as Senior Vice President and then global Chief Executive Officer of Tough Mudder, the adventure entertainment brand where he led teams across four continents and guided the company through a strategic acquisition and post-pandemic recovery. Prior to that, Mr. McLaughlin served in various leadership roles in the entertainment, sports and live events industry, including as a senior operations leader at New York Road Runners, the producer of the New York City Marathon, where he oversaw all safety, security and emergency management for the largest and most complex marathon in the world. During his time in the endurance sports industry, he served as a board director and Vice President for industry association Running USA. Mr. McLaughlin holds a Bachelor’s of Science Degree in Diplomacy and International Relations from the Whitehead School of Diplomacy at Seton Hall University.

Jonathan Schlegel has served as our Chief Security Officer since September 2024. Prior to joining CLEAR, Mr. Schlegel was the Global Chief Information Security Officer at Dupont de Nemours, Inc. (NYSE: DD), a multi-industrial company, from 2022 to 2024. Prior to that, he served as a Lieutenant Colonel in the Delaware Air National Guard and Military Deputy Commander and Director of Operations for the Cyber National Mission Force from 2017 to 2022. Between 2009 and 2017, Mr. Schlegel served in various positions at the National Security Agency, including as Cyber Security Director of Operations. Mr. Schlegel started his career serving in the US Navy and US Air Force. Since 2010, Mr. Schlegel has been an Adjunct Professor at Wilmington University, teaching courses at both the graduate and undergraduate levels on cybersecurity and sitting on the curriculum development board advising on cyber course development. Mr. Schlegel holds a Bachelor of Arts degree from University of Delaware, and a Masters in Administration of Justice from Wilmington University.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, certain executive officers, and persons who beneficially own more than 10% of the outstanding Class A Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC regulations require the Company to identify anyone who failed to file a required report or filed a late report during the fiscal year ended December 31, 2025. Based solely on a review of reports filed under Section 16(a) of the Exchange Act, the Company is aware of no such failure.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth, to the best of the Company’s knowledge, certain information as of April 1, 2026 with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock by:

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	each of our NEOs for fiscal year 2025;

•	each of our current directors; and

•	all of our directors and executive officers as a group.

The amounts and percentages of Class A Common Stock and Class B Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Clear Secure, Inc., 85 10th Avenue, 9th Floor, New York, New York 10011.

Name of Beneficial Owner	Class A Common Stock Owned (on a fully exchanged and converted basis)(1)		Class B Common Stock Owned (on a fully exchanged basis)(2)		Combined Voting Power(3)
	Number	Percentage	Number	Percentage
5% Equityholders
Alclear Investments, LLC(2)(4)	19,382,054	14.50%	18,782,033	100.00%	76.71%
William H. Miller III(5)	10,799,690	8.08%	—	—	2.20%
BlackRock, Inc.(6)	14,165,684	10.60%	—	—	2.89%
The Vanguard Group(7)	11,507,931	8.61%	—	—	2.35%
Directors and Named Executive Officers
Caryn Seidman Becker(5)(8)	19,382,054	14.50%	18,782,033	100.00%	76.71%
Michael Barkin(8)(9)	157,723	*	—	—	*
Jen Hsu(8)	9,738.18	*	—	—	*
Kyle McLaughlin(8)	37,519	*	—	—	*
Jonathan Schlegel(8)	4,412	*	—	—	*
Lynn Haaland(8)	7,375	*	—	—	*
Kenneth Cornick(8)	50,000	*	—	—	*
Jeffery H. Boyd(8)(10)	973,821	*	—	—	*
Tomago Collins(8)	36,442	*	—	—	*
Shawn Henry(8)	19,179	*	—	—	*

Name of Beneficial Owner	Class A Common Stock Owned (on a fully exchanged and converted basis)(1)		Class B Common Stock Owned (on a fully exchanged basis)(2)		Combined Voting Power(3)
	Number	Percentage	Number	Percentage
Kathryn A. Hollister(8)	38,032	*	—	—	*
Marne Levine(8)	—	—	—	—	—
Peter Scher(8)	5,636	*	—	—	*
Adam J. Wiener(8)	132,634	*	—	—	*
All directors and executive officers as a group (13 persons)	20,904,565.18	15.64%	18,782,033	100%	77.83%

*	Less than 1%.

(1)

Prior to our IPO, our business was conducted through Alclear Holdings, LLC (“Alclear Holdings”) and its subsidiaries. In a series of transactions that occurred in connection with our IPO, (i) the Company became the sole managing member of Alclear Holdings and acquired non-voting common units of Alclear Holdings (the “Alclear Units”), (ii) certain direct or indirect equityholders of Alclear Holdings acquired shares of our Class A Common Stock and (iii) certain direct or indirect equityholders of Alclear Holdings had their interests reclassified into Alclear Units and acquired shares of our Class C Common Stock or, in the case of the Co-Founder Members (as defined below), shares of our Class D Common Stock (collectively, the “Alclear Members”). In June 2025, when Mr. Kenneth Cornick ceased to serve as a director of the Company, all Class D Common Stock and Class B Common Stock held by Alclear Investments II, LLC, an entity controlled by Mr. Cornick and one of the Co-Founder Members, was converted to Class C Common Stock and Class A Common Stock, respectively. As of April 1, 2026, Alclear Investments II, LLC holds no shares of Class C Common Stock. Subject to certain restrictions, the Alclear Members, other than Alclear Investments (as defined below), have the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class C Common Stock) for, at our option, (i) shares of Class A Common Stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale). Alclear Investments, LLC (“Alclear Investments”), an entity controlled by Caryn Seidman Becker and one of the Co-Founder Members, has the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class D Common Stock) for, at our option, (i) shares of Class B Common Stock on a one-for-one basis and to convert shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale). The numbers of shares of Class A Common Stock beneficially owned and percentages of beneficial ownership set forth in the table assume that (i) all vested Alclear Units (together with the corresponding shares of Class C Common Stock) have been exchanged for shares of Class A Common Stock, (ii) all vested Alclear Units (together with the corresponding shares of Class D Common Stock) have been exchanged for shares of Class B Common Stock and (iii) all shares of Class B Common Stock have been converted into shares of Class A Common Stock. See “Certain Relationships and Related Party Transactions—Exchange Agreement.” Set forth below is a table that lists each of our directors and NEOs who beneficially own Alclear Units and corresponding shares of Class C Common Stock and Class D Common Stock as of April 1, 2026:

Name	Number of Alclear Units and Shares of Class C Common Stock	Number of Alclear Units and Shares of Class D Common Stock
Caryn Seidman Becker	—	18,630,246
Michael Z. Barkin	123,179	—
Jeffery H. Boyd	934,498	—

(2)

Represents 19,382,054 shares of Class A Common Stock beneficially owned as a result of (i) 18,630,246 Alclear Units and an equal number of shares of Class D Common Stock held by Alclear Investments, LLC (“Alclear Investments”), (ii) 151,787 shares of Class B Common Stock held by Alclear Investments, and (iii) 600,021 shares of Class A Common Stock held by Ms. Seidman Becker, which includes 361,656 shares owned by the Warrior Mensch Foundation (the “Foundation”). Ms. Seidman Becker is President and Treasurer and a director of the Foundation and in such capacity may be deemed to have shared voting and dispositive power over such shares, in which she has no pecuniary interest. Alclear Investments, LLC has the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class D Common Stock) for, at our option, (i) shares of Class B Common Stock on a one-for-one basis and to convert shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale). The numbers of shares of Class B Common Stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested Alclear Units (together with the corresponding shares of Class D Common Stock) have been exchanged for shares of Class B Common Stock. See “Certain Relationships and Related Party Transactions—Exchange Agreement.”

(3)

Percentage of combined voting power represents voting power with respect to all shares of our outstanding Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, voting together as a single class. Each holder of Class B Common Stock and Class D Common Stock is entitled to 20 votes per share and each holder of Class A Common Stock and Class C Common Stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C Common Stock and Class D Common Stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A Common Stock and Class B Common Stock.

(4)	Alclear Investments is controlled by Ms. Seidman Becker, its sole manager, who has dispositive control and voting control over the shares held by Alclear Investments.

(5)

Represents 10,799,690 shares of Class A Common Stock beneficially owned as a result of (i) 4,874,690 Alclear Units and an equal number of shares of Class C Common Stock held by the William H. Miller III Living Trust, (ii) 5,700,000 shares of Class A Common Stock held directly by the William H. Miller III Living Trust, and (iii) 225,000 shares of Class A Common Stock held by the Heather Miller 2021 Trust. The William H. Miller III Living Trust has the right to exchange its Alclear Units, together with a corresponding number of shares of our Class C Common Stock, for, at our option, (a) shares of our Class A Common Stock or (b) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale). See “Certain Relationships and Related Party Transactions—Exchange Agreement.” William H. Miller III, who directly or indirectly controls the William H. Miller III Living Trust and the Heather Miller 2021 Trust, has sole voting and investment powers the securities describe herein. The principal business address of Mr. Miller and the above entities is c/o APG LLC, 1104 Kenilworth Drive, Suite 301, Towson, MD 21204.

(6)

Based on a Schedule 13G (Amendment No. 2) filed with the SEC on October 17, 2025, BlackRock, Inc. and certain of its subsidiaries (together, “BlackRock”) beneficially owns an aggregate of 14,165,684 shares of Class A Common Stock. BlackRock has sole voting power over 14,013,810 shares of Class A Common Stock and sole dispositive power over 14,165,684 shares of Class A Common Stock. The address or principal business office of BlackRock is 50 Hudson Yards, New York, New York 10001.

(7)

Based on a Schedule 13G (Amendment No. 5) filed with the SEC on January 30, 2026. The Vanguard Group Inc. (“Vanguard”) subsequently filed a Schedule 13G/A with the SEC on March 26, 2026 stating that (i) on January 12, 2026, Vanguard went through an internal realignment and that certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from

Vanguard and (ii) Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.

(8)

Does not include unvested RSUs, or target amount of unvested PSUs granted under the 2021 Omnibus Incentive Plan, to the extent they would not be scheduled to vest within 60 days of April 1, 2026. The excluded number of RSUs for the following individuals are: Ms. Seidman Becker, 421,060 units; Mr. Barkin, 282,097 units; Ms. Hsu, 71,043 units; Mr. McLaughlin, 62,527 units; Mr. Schlegel, 29,715 units; Ms. Haaland, 144,819 units; Mr. Boyd, 7,444 units; Mr. Collins, 6,741 units; Mr. Henry, 11,446 units; Ms. Hollister, 7,271 units; Ms. Levine, 13,482 units; Mr. Scher, 18,013 units; and Mr. Wiener, 6,741 units. The excluded number of PSUs for the following individuals are: Ms. Seidman Becker, 2,814,220 units; Mr. Barkin, 201,347 units; Ms. Hsu, 68,136 units; Mr. McLaughlin, 92,776 units; Mr. Schlegel, 37,106 units; Ms. Haaland, 116,062; and Mr. Cornick, 1,802,786 units.

(9)

Represents 157,723 shares of Class A Common Stock beneficially owned as a result of (i) 123,179 Alclear Units and an equal number of shares of Class C Common Stock held by Mr. Barkin, and (ii) 34,544 shares of Class A Common Stock held by Mr. Barkin.

(10)

Represents 973,821 shares of Class A Common Stock beneficially owned as a result of (i) 230,811 Alclear Units and an equal number of shares of Class C Common Stock held by Brothers Brook, LLC, (ii) 703,687 Alclear Units and an equal number of shares of Class C Common Stock held by Mr. Boyd, (iii) 37,214 shares of Class A Common Stock held by Mr. Boyd, and (iv) 2,109 shares subject to non-employee director deferred stock units that could be converted into shares within 60 days of April 1, 2026, if the director departed the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Second Amended and Restated Operating Agreement of Alclear Holdings, LLC

In connection with the reorganization transactions, CLEAR, Alclear Holdings and each of the Alclear Members, including the Co-Founder Members, entered into an Amended and Restated Operating Agreement of Alclear Holdings, LLC (as amended, extended, or otherwise modified, the “Amended and Restated Alclear Operating Agreement”). Following the reorganization transactions, and in accordance with the terms of the Amended and Restated Alclear Operating Agreement, we operate our business through Alclear Holdings and its subsidiaries. Pursuant to the terms of the Amended and Restated Alclear Operating Agreement, we will not, without the prior written consent of the Alclear Members, engage in any business activity other than the management and ownership of Alclear Holdings and its subsidiaries or own any assets (other than on a temporary basis) other than securities of Alclear Holdings and its subsidiaries or any cash or other property or assets distributed by or otherwise received from Alclear Holdings and its subsidiaries, unless we determine in good faith that such actions or ownership are in the best interest of Alclear Holdings. As the sole managing member of Alclear Holdings, we have control over all of the affairs and decision making of Alclear Holdings. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Alclear Holdings and the day-to-day management of Alclear Holdings’ business. We will fund any dividends to our stockholders by causing Alclear Holdings to make distributions to its unitholders, including us, the Alclear Members, subject to the limitations imposed by our debt documents. Notwithstanding the foregoing, any Alclear Units that are not vested in accordance with the Alclear Amended and Restated Equity Incentive Plan shall be subject to the terms of such plan and shall not be entitled to distributions under the Amended and Restated Alclear Operating Agreement.

The holders of Alclear Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Alclear Holdings. Net profits and net losses of Alclear Holdings are generally allocated to its members pro rata in accordance with the percentages of their respective ownership of Alclear Units, though certain non-pro rata adjustments are made to reflect tax depreciation, amortization and other allocations. The Amended and Restated Alclear Operating Agreement provides for cash distributions to the holders of Alclear Units for purposes of funding their tax obligations in respect of the taxable income of Alclear Holdings that is allocated to them. Generally, these tax distributions are computed based on Alclear Holdings’ estimate of the net taxable income of Alclear Holdings allocable per Alclear Unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident in New York, New York (taking into account the character of our income and not taking into account the non-deductibility of certain expenses).

During the fiscal year ended December 31, 2025 Alclear Holdings declared and paid approximately $118.0 million in cash distributions (including tax distributions) to its members (including our Co-Founding Members, and our executive officers).

The Amended and Restated Alclear Operating Agreement provides that, except as otherwise provided in the Amended and Restated Alclear Operating Agreement, if at any time we issue a share of our Class A Common Stock or Class B Common Stock, other than pursuant to an issuance and distribution to holders of shares of our Common Stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Alclear Holdings (unless such shares were issued by us to fund (i) our ongoing operations or pay our expenses or other obligations or (ii) the purchase of Alclear Units from a member of Alclear Holdings (in which case such net proceeds shall instead be transferred to the selling member as consideration for such purchase)) and Alclear Holdings shall issue to us Alclear Units. Similarly, except as otherwise determined by us, Alclear Holdings will not issue any additional Alclear Units to us unless we issue or sell an equal number of shares of our Class A Common Stock or Class B Common Stock. Conversely, if at any time any shares of our Class A Common Stock or Class B Common Stock are redeemed, repurchased or otherwise acquired, Alclear Holdings will redeem, repurchase or otherwise acquire an equal number of Alclear Units held by us, upon the same terms and for the same price per security, as the shares of our Class A Common Stock or Class B Common Stock are redeemed, repurchased or otherwise acquired. In addition, Alclear Holdings shall not effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the Alclear Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our Common Stock, and we shall not effect any subdivision or combination of any class of our Common Stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the Alclear Units.

Subject to certain exceptions, Alclear Holdings indemnifies all of its members, and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Alclear Holdings’ business or affairs or the Amended and Restated Alclear Operating Agreement or any related document.

Alclear Holdings may be dissolved only upon the first to occur of (i) the expiration of forty-five (45) days after the sale of substantially all of its assets or (ii) upon our approval. Upon dissolution, Alclear Holdings shall be liquidated and the proceeds from any liquidation shall be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Alclear Holdings’ liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to its members in proportion to their vested Alclear Units (after giving effect to any obligations of Alclear Holdings to make tax distributions).

The Amended and Restated Alclear Operating Agreement restricts certain persons, including Ms. Seidman Becker and Mr. Cornick, while they hold Alclear Units and for 12 months thereafter, from directly or indirectly competing with Alclear Holdings by engaging, in the United States, in certain activity related to the business of providing secure biometric identification services for travel and other secure identification applications as conducted by Alclear Holdings and its subsidiaries. Passive holdings by such persons of up to 10% of the equity or financial interests of another person engaged in such business is permitted so long as disclosed in writing to us. We may in our discretion grant waivers of these restrictions. Such persons are also prohibited from directly or indirectly inducing or persuading any of our employees from terminating his or her employment with us, subject to certain exceptions.

Exchange Agreement

In connection with our IPO, we entered into an Exchange Agreement (the “Exchange Agreement”) with Alclear Holdings and each of the Alclear Members, including the Co-Founder Members, pursuant to which they (or certain transferees thereof), subject to certain restrictions, have the right to exchange their Alclear Units (along with the corresponding shares of our Class C Common Stock or Class D Common Stock, as applicable) for (i) shares of our Class A Common Stock or Class B Common Stock, as applicable, on a one-for-one basis (“Share Exchange”) or (ii) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale) (“Cash Exchange”), at our option (as the managing member of Alclear Holdings), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Each Alclear Member’s right to exchange its Alclear Units (along with the corresponding shares of our Class C Common Stock or Class D Common Stock, as applicable) under the Exchange Agreement is limited to one exchange for such Alclear Member per calendar month unless we otherwise agree or such exchange is for a value of $5 million or more, limited to exchanges that are reasonably expected to have a value of at least $50,000 unless we otherwise agree or it involves the exchange of all of such Alclear Member’s remaining Alclear Units and subject to any other applicable restrictions set forth in the Exchange Agreement. Any decision to require a Cash Exchange rather than a Share Exchange is ultimately determined by a majority of the disinterested members of our Board or a committee of disinterested directors. Upon exchange, each share of our Class C Common Stock or Class D Common Stock is cancelled.

The Exchange Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A Common Stock is proposed by us or our stockholders and approved by our Board or is otherwise consented to or approved by our Board, the Alclear Members are permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the Alclear Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A Common Stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the Alclear Members may participate in each such offer without being required to exchange Alclear Units and shares of our Class C Common Stock or Class D Common Stock.

Registration Rights Agreement

Prior to the consummation of our IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Co-Founder Members and certain other holders of our Common Stock (each, a “Registration Party”).

Pursuant to the Registration Rights Agreement, each Co-Founder Member and any other Registration Party or Registration Parties that individually or collectively beneficially own at least a majority of our Class A Common Stock, is entitled to demand the registration of the sale of any or all of our Class A Common Stock that it beneficially owns. The demand registration rights are subject to certain conditions and exceptions, including our right to defer a demand registration under certain circumstances and a limit on the number of demand registrations (two in the aggregate for the Co-Founder Members and two in the aggregate for the other Registration Parties that individually or collectively beneficially own at least a majority of our Class A Common Stock). Subject to certain conditions and exceptions, each Registration Party is entitled to have all or part of its shares of our Class A Common Stock that it beneficially owns included in demand registrations.

Among other things, under the terms of the Registration Rights Agreement:

•

if we propose to file certain types of registration statements under the Securities Act of 1933, as amended (the “Securities Act”) with respect to offerings of our Class A Common Stock or other equity securities whether or not for the Company’s own account, we are required to use our reasonable best efforts to offer each Registration Party the opportunity to register the sale of all or part of its shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•

each Co-Founder Member and any other Registration Party or Registration Parties who beneficially own not less than 5% of our outstanding shares of Class A Common Stock has the right, subject to certain conditions and exceptions, to request as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act (which will not be for at least 12 calendar months after the closing of our IPO) that we file (i) registration statements with the SEC for one or more underwritten offerings of all or part of our shares of Class A Common Stock that it beneficially owns and/or (ii) a shelf registration statement that includes all or part of our shares of Class A Common Stock that it beneficially owns, and we are required to use our reasonable best efforts to cause any such registration statements to be filed with the SEC, and to become effective, as promptly as reasonably practicable. Subject to certain conditions and exceptions, each Registration Party is entitled to have all or part of our shares of Class A Common Stock that it beneficially owns included in such underwritten offerings and shelf registration statements.

In connection with transfers of their registrable securities, the Registration Parties may assign certain of their respective rights under the Registration Rights Agreement.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the Registration Parties, are paid by us. The selling stockholders are responsible for the underwriting discounts and commissions relating to shares they sell and fees and expenses of financial advisors of the selling stockholders and their internal administrative and similar costs.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions.

The Registration Rights Agreement is governed by Delaware law.

Any sales in the public market of any Class A Common Stock registrable pursuant to the Registration Rights Agreement could adversely affect prevailing market prices of our Class A Common Stock. See “Risk Factors” in our 2025 Form 10-K.

Tax Receivable Agreement

Future exchanges by the Alclear Members (or their transferees or other assignees) of Alclear Units and corresponding shares of Class C Common Stock or Class D Common Stock, as the case may be, for shares of our Class A Common Stock or Class B Common Stock, respectively, and purchases of Alclear Units and corresponding shares of Class C Common Stock or Class D Common Stock, as the case may be, from Alclear Members (or their transferees or other assignees) are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. Both the existing and anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We entered into a tax receivable agreement with the Alclear Members that provides for the payment by us to the Alclear Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) as a result of (i) any increase in tax basis in Alclear Holdings’ assets resulting from (a) exchanges by the Alclear Members (or their transferees or other assignees) of Alclear Units (along with the corresponding shares of our Class C Common Stock or Class D Common Stock, as applicable) for shares of our Class A Common Stock or Class B Common Stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C Common Stock or Class D Common Stock, as the case may be, from Alclear Members (or their transferees or other assignees) or (b) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, varies depending upon a number of factors, including the timing of exchanges by or purchases from the Alclear Members, the price of our Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

We expect that the payments we will be required to make under the tax receivable agreement will be substantial. Further, assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that the tax savings associated with all tax attributes described above would aggregate to approximately $615.1 million over 15 years from December 31, 2025, assuming all future redemptions, purchases or exchanges occur on December 31, 2025. Under this scenario, we would be required to pay the Alclear Members 85% of such amount, or approximately $522.8 million, over the 15-year period from December 31, 2025. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the tax receivable agreement payments made by us, will be calculated based in part on the market value of our Class A Common Stock at the time of each redemption or exchange of an Alclear Unit (along with the corresponding share of our Class C Common Stock or Class D Common Stock, as applicable) for cash or a share of Class A Common Stock or Class B Common Stock, as applicable and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the tax receivable agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the tax receivable agreement.

Payments under the tax receivable agreement are based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the tax receivable agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the Alclear Members. The interests of the Alclear Members in any such challenge may differ from or conflict with our interests and your interests, and the Alclear Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the Alclear Members (or their transferees or assignees) under the tax receivable agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the Alclear Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the Alclear Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the Alclear Members (or their transferees or assignees) under the terms of the tax receivable agreement. However, we may not determine that we have effectively made an excess cash payment to the Alclear Members (or its transferee or assignee) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we are not permitted to reduce any future cash payments under the tax receivable agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the tax receivable agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the tax receivable agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the Alclear Members (or their transferees or assignees) that are the subject of the tax receivable agreement.

In addition, the tax receivable agreement provides that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, we are required to make a payment to the Alclear Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.5% or LIBOR (or, in the absence of LIBOR, its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where the Alclear Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or purchase of Alclear Units may accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or purchase of Alclear Units may increase the tax liability of Alclear Members (or their transferees or assignees) without giving rise to any rights to receive payments under the tax receivable agreement. Such effects may result in differences or conflicts of interest between the interests of Alclear Members (or their transferees or assignees) and the interests of other stockholders.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement are dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements could restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

We paid $0.4 million under the tax receivable agreement during the fiscal year ended December 31, 2025.

Indemnification Agreements

We entered into indemnification agreements with each of our directors and executive officers that provide, in general, that we will indemnify them to the fullest extent permitted by law and our certificate of incorporation and by-laws in connection with their service to us or on our behalf.

Related Party Transactions Policies and Procedures

In connection with our IPO, we adopted a written Related Person Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee will have overall responsibility for the implementation of, and compliance with, the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest.

The policy requires that notice of a proposed related person transaction be provided to our General Counsel prior to entry into such transaction. If our General Counsel determines that such transaction is a related person transaction, the proposed transaction will be submitted for consideration (a) to our Audit Committee at its next meeting or (b) in those instances in which the General Counsel determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee.

Under the policy, our Audit Committee or the Chair of the Audit Committee, as applicable, may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee or the Chair of the Audit Committee, as applicable, determines in good faith. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed (including any transaction that was not considered a related person transaction at the time it was entered into because none of the parties were related persons, but continues after a party thereto has becomes a related person), the transaction will be submitted to the Audit Committee or Chair of the Audit Committee so that it may evaluate all options, including but not limited to ratification, rescission amendment or termination of the related person transaction. Furthermore, under the policy, the Audit Committee may preapprove certain categories of transactions.

The policy also provides that the Audit Committee shall review any previously approved or ratified related person transactions that are ongoing, and have a remaining term of more than six months, to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

OTHER MATTERS

Stockholder Proposals For 2027 Annual Meeting

A holder of the Company’s Class A Common Stock who wishes to present a proposal for inclusion in the Company’s proxy statement for the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8” and “Exchange Act,” respectively) must deliver the proposal to our principal executive offices (Clear Secure, Inc. 85 10th Avenue, 9th Floor, New York, NY 10011) to the attention of our Corporate Secretary no later than the close of business on [    ], unless the date of the 2027 Annual Meeting is more than 30 days before or after June 10, 2027, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal or director nomination that is not submitted for inclusion in our proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2027 Annual Meeting, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 10, 2027 and March 12, 2027 for the 2027 Annual Meeting. In the event that the 2027 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 10, 2027, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2027 Annual Meeting and no later than the later of (1) the 90th day prior to the 2027 Annual Meeting and (2) the 10th day following the day on which we notify stockholders of the date of the 2027 Annual Meeting, either by mail or other public disclosure.

In addition to satisfying the advance notice provisions in our bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than April 12, 2027. If the date of the 2027 Annual Meeting changes by more than 30 calendar days from the date of the 2026 Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following public announcement by the Company of the date of the 2027 Annual Meeting.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Corporate Secretary at the address set forth above.

Furthermore, stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our by-laws must comply with the additional requirements of Rule 14a-19(b).

2025 Form 10-K

A copy of the Company’s 2025 Form 10-K, as filed with the SEC, will be sent to any stockholder, without charge, by regular mail or by email upon written request addressed to Clear Secure, Inc., Attention: Corporate Secretary, 85 10th Avenue, 9th Floor, New York, NY 10011.

You also may obtain our 2025 Form 10-K at the SEC’s website, www.sec.gov, or at www.clearme.com by clicking on “Investors,” and following the link from our “SEC Filings” page.

Emma Barnett Bauman
Senior Vice President & Secretary

New York, New York

April [ ], 2026

Preliminary — Subject to Completion

    CLEAR SECURE, INC.

    85 10TH AVE

    9TH FLOOR

    NEW YORK, NY 10011

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V85047-P40816         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEAR SECURE, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: 1. Election of the following nominees as directors:				☐	☐	☐
Nominees:

01)	Caryn Seidman Becker	06)	Kathryn A. Hollister
02)	Michael Z. Barkin	07)	Marne Levine
03)	Jeffery H. Boyd	08)	Peter Scher
04)	Tomago Collins	09)	Adam J. Wiener
05)	Shawn Henry

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. Ratification of the appointment of our independent registered public accounting firm.	☐	☐	☐

3. Approval of, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

4. Approval of amendments to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove certain supermajority vote requirements.	☐	☐	☐

5. Approval of an amendment to our Certificate of Incorporation to clarify the officer exculpation provision.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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V85048-P40816

CLEAR SECURE, INC.

Annual Meeting of Stockholders

June 10, 2026 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Caryn Seidman Becker and Emma Barnett Bauman, and each of them, jointly and severally, proxies with the full power of substitution, to vote all stock of Clear Secure, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/YOU2026, on Wednesday, June 10, 2026, at 8:00 a.m., Eastern Time, and any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side.

If you sign and return this proxy card but do not give any direction, these shares will be voted FOR each of the director nominees in Proposal 1, FOR Proposals 2, 3, 4 and 5 in the discretion of the proxies, and upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Continued and to be signed on reverse side